Exhibit 10.1
                                Execution Version

CREDIT AGREEMENT
dated as of August 17, 2026,
among
3M COMPANY,
the SUBSIDIARY BORROWERS party hereto,
the BANKS party hereto
and
JPMORGAN CHASE BANK, N.A.,
as Agent

CITIBANK, N.A.,
as Syndication Agent

BANK OF AMERICA, N.A.
and
DEUTSCHE BANK SECURITIES INC.,
as Documentation Agents

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
BOFA SECURITIES, INC.
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents
Page
1.    DEFINITIONS    1
1.1    Definitions    1
1.2    Terms Generally    23
1.3    Headings    24
1.4    Interest Rates; Benchmark Notification    24
1.5    Divisions    25
1.6    GAAP    25
1.7    Dollar Equivalent    25
2.    LINE OF CREDIT    25
2.1    Advances    25
2.2    Increase of Commitments    26
2.3    Extension of Commitment Termination Date    27
2.4    Evidence of Debt    28
3.    FEES AND EXPENSES    29
3.1    Commitment Fee    29
3.2    Expenses    29
3.3    Agent Fees    30
4.    INTEREST; YIELD PROTECTION    30
4.1    Interest    30
4.2    Interest Elections    30
4.3    Default Rate    34
4.4    Increased Costs; Capital Adequacy; Breakage    34
4.5    Mitigation of Yield Protection    36
4.6    Alternate Rate of Interest    37
4.7    365/366-Day Year    43
5.    DISBURSEMENTS AND PAYMENTS    43
5.1    Requests for Borrowings    43
5.2    Payments    45
5.3    Prepayments    46
5.4    Termination or Reduction of the Commitments    47
i

5.5    Taxes    48
5.6    Judgment Currency    53
5.7    Defaulting Banks    53
5.8    Replacement of Banks    55
6.    CONDITIONS PRECEDENT    55
6.1    Conditions Precedent to Effectiveness    55
6.2    Conditions Precedent to Each Advance    57
7.    REPRESENTATIONS AND WARRANTIES    57
8.    COVENANTS    59
8.1    Financial Information    59
8.2    Covenants    60
9.    EVENTS OF DEFAULT AND REMEDIES    63
9.1    Default    63
9.2    Remedies    64
9.3    Setoff    65
10.    AGENCY    65
10.1    Authorization    65
10.2    Distribution of Payments and Proceeds    67
10.3    Expenses    68
10.4    Indemnification    68
10.5    Posting of Communications; Approved Borrower Portal    69
10.6    Agent and Affiliates    70
10.7    Acknowledgements of Banks    70
10.8    Resignation    73
10.9    Arrangers, Syndication Agent and Documentation Agents    74
10.10    Delegation of Duties    74
10.11    Bank ERISA Representation    75
10.12    Agent’s Reliance, Limitation of Liability, Etc    76
10.13    Survival    78
11.    MISCELLANEOUS    78
11.1    Notices    78
11.2    Sharing of Payments    79
11.3    No Waiver; Cumulative Remedies    79
ii

11.4    Amendments, Etc    80
11.5    Binding Effect: Assignments and Participations    81
11.6    New York Law    85
11.7    Severability of Provisions    85
11.8    Integration    85
11.9    Indemnification by the Lead Borrower; Limitation of Liability    85
11.10    Customer Identification - USA Patriot Act Notice    88
11.11    Execution in Counterparts; Electronic Execution    88
11.12    Waiver of Jury Trial    89
11.13    Jurisdiction    90
11.14    Substitution of Currency    90
11.15    No Fiduciary Relationship    90
11.16    Waiver of Prior Notice under Existing Credit Agreement    90
11.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    91
11.18    Confidentiality    92
11.19    Subsidiary Borrowers    93
11.20    Guaranty    94

Schedule I    Commitments
Exhibit A*    Form of Assignment and Assumption
Exhibit B-1*    Form of Subsidiary Borrower Joinder Agreement
Exhibit B-2*    Form of Subsidiary Borrower Termination
Exhibit C*    Form of Note
Exhibit D*    Form of Compliance Certificate
*Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits to the United States Securities and Exchange Commission upon request.

iii

CREDIT AGREEMENT, dated as of August 17, 2026, among 3M COMPANY, a Delaware corporation, each SUBSIDIARY BORROWER from time to time party hereto, the BANKS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Agent.

The parties hereto hereby agree as follows:

1.    DEFINITIONS

1.1    Definitions.
“Acquisition Debt” means any indebtedness for borrowed money of the Lead Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing indebtedness for borrowed money of the Lead Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a) (i) the release of the proceeds thereof to the Lead Borrower and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Lead Borrower and its Subsidiaries in respect of such indebtedness for borrowed money or (b) (i) such indebtedness for borrowed money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such indebtedness for borrowed money to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such indebtedness for borrowed money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be.

“Additional Bank” means any Bank that becomes a party hereto pursuant to Section 2.2 or 2.3.

“Additional Commitment Amount” has the meaning set forth in Section 2.2(a).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent to the Lead Borrower or any Bank, as the context requires.
“Advance” has the meaning set forth in Section 2.1.

“Affected Financial Institution” has the meaning set forth in Section 11.17.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means JPMorgan, in its capacity as administrative agent for the Banks hereunder and under the other Loan Documents. Unless the context requires otherwise, the term “Agent” shall include any branch or Affiliate of JPMorgan through which JPMorgan shall perform any of its obligations in such capacity hereunder or under the other Loan Documents.
“Aggregate Commitment Amount” means, at any time, the sum of each Bank’s Commitment at such time.
“Aggregate Outstandings” means, at any time, the sum of each Bank’s Outstandings at such time.
“Agreed Currencies” has the meaning set forth in Section 4.6.
“Agreement” means this Credit Agreement.
“Ancillary Document” has the meaning set forth in Section 11.11(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Lead Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Fee Percentage” means, for any day, the applicable percentage (expressed in basis points per annum) set forth in the Pricing Grid under the caption “Applicable Fee Percentage” corresponding to the Category applicable on such day.
“Applicable Margin” means, for any day with respect to any Advance of any Type, the applicable percentage (expressed in basis points per annum) set forth in the Pricing Grid under the caption “Applicable Margin for Term Benchmark/Daily Simple SOFR Advances” or “Applicable Margin for Base Rate Advances”, as applicable, corresponding to the Category applicable on such day.
“Applicable Time” means, with respect to any payments in Euro, the local time in the place of settlement for such currency as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Borrower Portal” means any electronic platform chosen by the Agent to be its electronic transmission system.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system.
“Arrangers” means JPMorgan, Citibank, N.A., BofA Securities, Inc. and Deutsche Bank Securities Inc., in their capacities as joint lead arrangers and joint bookrunners for the credit facility established hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any Person whose consent is required by Section 11.5), and accepted by the Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Agent.
“Available Tenor” has the meaning set forth in Section 4.6.
“Bail-In Action” has the meaning set forth in Section 11.17.
“Bail-In Legislation” has the meaning set forth in Section 11.17.
“Bank-Related Party” and “Bank-Related Parties” have the meanings set forth in Section 11.9(c).
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means the Persons listed on Schedule I and any other Person that shall have become a Bank pursuant to Section 2.2, 2.3 or 11.5, other than any such Person that ceases to be a party hereto pursuant to Section 2.3 or 11.5.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Term SOFR for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0% per annum. For purposes of clause (c) above, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR

Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, as the case may be. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.2(c)(iii) or 4.6 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 4.6(a)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate as determined pursuant to the foregoing would be less than 1.0% such rate shall be deemed to be 1.0% for purposes of this Agreement.
“Base Rate Advance” means an Advance that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Borrowing” means any Borrowing comprised of Base Rate Advances.
“Benchmark” has the meaning set forth in Section 4.6.
“Benchmark Replacement” has the meaning set forth in Section 4.6.
“Benchmark Replacement Adjustment” has the meaning set forth in Section 4.6.
“Benchmark Replacement Date” has the meaning set forth in Section 4.6.
“Benchmark Transition Event” has the meaning set forth in Section 4.6.
“Benchmark Unavailability Period” has the meaning set forth in Section 4.6.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means the Lead Borrower or any Subsidiary Borrower.
“Borrower Assumption Agreement” has the meaning set forth in Section 8.2(d)(ii).
“Borrower Communications” means, collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments or any other notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Agent through an Approved Borrower Portal.
“Borrower Materials” has the meaning set forth in Section 8.1.
“Borrowing” means Advances of the same Type and currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Advances, as to which a single Interest Period is in effect.

“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000 and, in respect of Advances denominated in Euro, €10,000,000.
“Borrowing Request” means a request by a Borrower (or the Lead Borrower on its behalf) for a Borrowing in accordance with Section 5.1, which shall be substantially in the form approved by the Agent and separately provided to the Lead Borrower prior to the Effective Date or any other form approved by the Agent and the Lead Borrower.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Term SOFR Advance or a Daily Simple SOFR Advance and any interest rate settings, fundings, disbursements, settlements or payments of any Advances referencing the Term SOFR or the Daily Simple SOFR or any other dealings of any Advances referencing the Term SOFR or the Daily Simple SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day and (b) when used in connection with a EURIBOR Advance or the calculation or computation of the EURIBO Rate, the term “Business Day” shall also exclude any day that is not a TARGET Day.
“CAE Settlement” means the settlement agreement to resolve, to the fullest extent possible, all litigation and alleged claims involving the Combat Arms Earplugs (CAE) sold or manufactured by Aearo Technologies LLC and certain of its related entities and/or the Lead Borrower, including claims that are part of the multi-district litigation in the Northern District of Florida and, separately, claims in the coordinated state court action in Minnesota, as well as future claims that may be filed, and in connection with which, if all conditions therein are met, the Lead Borrower will contribute a total amount of $6.01 billion between 2023 and 2029, which is structured under the settlement to include $5.01 billion in cash consideration and $1 billion in Lead Borrower common stock, par value $0.01 per share, all as described in the Master Settlement Agreements dated as of August 29, 2023 and the Lead Borrower’s Form 8-K dated August 29, 2023.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation or exempted company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any debt security convertible into or exchangeable for any of the foregoing.
“Category” means, for any day, the Category that is applicable on such day as set forth in the table below based upon the Ratings by S&P, Moody’s and Fitch in effect on such day:

Category	S&P/Moody’s/Fitch Rating
Category 1	A+/A1/A+ or higher
Category 2	A/A2/A

Category 3	A-/A3/A-
Category 4	BBB+/Baa1/BBB+
Category 5	BBB/Baa2/BBB or lower
For purposes of the foregoing, (a) if any of S&P, Moody’s or Fitch shall not have in effect a Rating, (i) if only one rating agency shall not have in effect a Rating, the applicable Category shall be determined by reference to the remaining two effective Ratings, (ii) if two rating agencies shall not have in effect a Rating, the applicable Category shall be determined by reference to the remaining effective Rating and (iii) if no rating agency shall have in effect a Rating, then the applicable Category shall be Category 5; (b) if the Ratings in effect shall fall within different Categories, then (i) if three Ratings are in effect, then either (x) if two of the three Ratings are in the same Category, such Category shall apply or (y) if all three of the Ratings are in different Categories, then the Category corresponding to the middle Rating shall apply and (ii) if only two Ratings are in effect, the applicable Category shall be the Category in which the higher of the Ratings shall fall unless the Ratings differ by two or more Categories, in which case the applicable Category shall be the Category next below that of the higher of the two Ratings; and (c) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency.
Each change in the applicable Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Lead Borrower and the Banks shall negotiate in good faith to reflect such changed rating system or the unavailability of Ratings from such rating agency in an amendment and, pending the effectiveness of any such amendment, the applicable Category shall be determined by reference to the Rating from such rating agency most recently in effect prior to such change or cessation.
“CBR Advance” means an Advance that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means, with respect to any CBR Advance at any time, the Applicable Margin that would be applicable at such time to the Advance that was converted into such CBR Advance in accordance herewith.
“Central Bank Rate” means the greater of (a) (i) one of the following three rates as may be selected by the Agent in its reasonable discretion: (A) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto) or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (B) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (C) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, plus (ii) the applicable Central Bank Rate Adjustment and (b) zero.
“Central Bank Rate Adjustment” means, for any day, a rate equal to the difference (which may be a positive or negative value or zero) of (a) the average of the EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Rate applicable during such period of five (5) Business Days) minus (b) the Central Bank Rate in effect on the last Business Day in such period. For purposes of this definition, (i) the term Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (ii) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.
“Change of Control” means that any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) (other than any savings, pension or other benefit plan for the benefit of employees of the Lead Borrower or its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more in voting power of the issued and outstanding Voting Stock of the Lead Borrower; provided that the occurrence of any Permitted Parent Holding Company Transaction shall not be deemed to constitute a Change of Control.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Bank, (a) the Dollar amount set forth opposite such Bank’s name on Schedule I hereto or if such Bank is an Additional Bank or if such Bank has entered into an Assignment and Assumption, the Dollar amount set forth for such Bank in the records maintained by the Agent, as such amount may be reduced pursuant to Section 5.4 or increased pursuant to Section 2.2, or (b) the commitment of that Bank to make Advances hereunder, as the context may require.
“Commitment Termination Date” means August 17, 2031, subject to the extension thereof pursuant to Section 2.3 or, if earlier, the date on which the Banks’ Commitments are terminated pursuant to Section 5.4 or 9.2; provided, however, that (a) the Commitment Termination Date of any Bank that is a Non-Consenting Bank to any requested extension pursuant to Section 2.3 shall be the Commitment Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement and (b) if any Commitment Termination Date would fall on a date that is not a Business Day, then such Commitment Termination Date shall be the immediately preceding Business Day.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent or any Bank through an Approved Electronic Platform.
“Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, following consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Corresponding Tenor” has the meaning set forth in Section 4.6.
“Credit Exposure” means, with respect to any Bank (a) at any time prior to termination of the Commitments in full, such Bank’s Commitment (whether used or unused) or (b) thereafter, such Bank’s Outstandings.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR. If by 5:00 p.m., New York City time, on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Advance” means an Advance that bears interest at a rate determined by reference to the Daily Simple SOFR.
“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Advances.
“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Agent or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Lead Borrower, the Agent or any Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Documentation Agents” means Bank of America, N.A. and Deutsche Bank Securities Inc., in their capacity as the documentation agents for the credit facility established hereunder.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in Euro, the equivalent in Dollars of such amount, determined by the Agent pursuant to Section 1.7 using the Exchange Rate at the time in effect for such amount under the provisions of such Section.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Subsidiary” means each Subsidiary of the Lead Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“EBITDA” means, for any period:
(a)    net income (or net loss) for the Lead Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; plus

(b)    the sum of the following, without duplication, to the extent deducted in determining such net income (or net loss) for such period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary, unusual or non-recurring charges, (vi) all losses arising from the extinguishment of indebtedness, (vii) other non-cash charges (including, without limitation, impairment charges, non-cash operating costs and non-cash share based compensation expense), (viii) charges related to, arising out of or in connection with the June 2023 PWS Settlement and (ix) charges related to, arising out of or in connection with the CAE Settlement, less
(c)    the sum of the following, without duplication, to the extent included in the determination of such net income (or net loss) for such period: (i) extraordinary, unusual or non-recurring income or gain and (ii) other non-cash income or gain (excluding any non-cash income or gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced net income or EBITDA in any prior period);
provided that if there shall exist any JV Subsidiary during such period and the Lead Borrower has elected to exclude liabilities of such JV Subsidiary from the definition of “Funded Debt” in accordance with the definition thereof, then “EBITDA” shall be calculated by excluding therefrom any portion thereof attributable to such JV Subsidiary and its Subsidiaries, except to the extent of the amount of cash dividends or similar cash distributions actually received by the Lead Borrower and its other Subsidiaries during such period.
Notwithstanding anything to the contrary herein or in any classification under GAAP of any Person, business, assets or operations, in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into, as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated.
“EBITDA to Interest Ratio” means, as of the last day of any fiscal quarter of the Lead Borrower, the ratio of (i) EBITDA of the Lead Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Lead Borrower then ended to (ii) interest expense on, and amortization of debt discount in respect of, all Funded Debt of the Lead Borrower and its Subsidiaries during such period of four consecutive fiscal quarters; provided that if the Lead Borrower or any of its Subsidiaries shall have consummated an acquisition or a disposition during such period, then (x) in the case of any such acquisition or disposition with respect to which the Lead Borrower is required to prepare and file, or has prepared and filed, with the SEC pro forma financial statements pursuant to Regulation S-X, “EBITDA to Interest Ratio” shall be calculated, and (y) in the case of any other such acquisition or disposition (regardless of its significance), “EBITDA to Interest Ratio” may, at the option of the Lead Borrower, be calculated, in each case, on a pro forma basis in accordance with Article 11 of Regulation S-X, as if such acquisition or disposition as applicable, and any related incurrence or repayment of Funded Debt had occurred on the first day of such period.
“EEA Financial Institution” has the meaning set forth in Section 11.17.
“EEA Member Country” has the meaning set forth in Section 11.17.
“EEA Resolution Authority” has the meaning set forth in Section 11.17.
“Effective Date” means the date on which the conditions precedent set forth in Section 6.1 have been satisfied, which date is acknowledged to be August 17, 2026.
“Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States or any state thereof; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided that (w) neither the Borrowers nor any Affiliate of the Borrowers shall be an Eligible Assignee, (x) no Defaulting Bank or a Person that would be Defaulting Bank upon effectiveness of the applicable assignment shall be an Eligible Assignee, (y) any Eligible Assignee or any corporation controlling such Eligible Assignee must also have senior unsecured long-term debt ratings which are rated at least A- (or the equivalent) as publicly announced by S&P or Fitch or A3 (or the equivalent) as publicly announced by Moody’s, and (z) any Eligible Assignee or any corporation controlling such Eligible Assignee must have shareholders’ equity in an amount not less than $3,000,000,000.
“Entitled Person” has the meaning set forth in Section 5.6.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.17.
“EURIBO Rate” means, with respect to any Borrowing denominated in Euro for any Interest Period, the rate obtained by dividing (a) the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period by (b) a percentage equal to 100% minus the reserve percentage (expressed as a percentage) applicable to “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board); provided that if EURIBO Rate as so determined would be less than zero, such rate shall be deemed to be zero.
“EURIBO Screen Rate” means a rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of such rate) for the applicable period displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion).
“EURIBOR Advance” means an Advance that bears interest at a rate determined by reference to the EURIBO Rate.
“EURIBOR Borrowing” means any Borrowing comprised of EURIBOR Advances.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” means an event specified in Section 9.1.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of an amount denominated in Euro, the rate at which Euro may be exchanged into Dollars at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Agent from time to time in its reasonable discretion).
“Exchange Rate Date” means, with respect to any Advance denominated in Euro, each of the following: (a) the date of the borrowing of such Advance, (b) each date of a conversion into or continuation of such Advance pursuant to the terms of this Agreement and (c) each other date that the Agent shall designate as an “Exchange Rate Date” at any time when an Event of Default exists.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Bank or the Agent or required to be withheld or deducted from a payment to any Bank or the Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Bank or the Agent, as applicable, being organized or incorporated under the laws of, or having its principal or relevant office or, in the case of any Bank, its applicable or relevant lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 2.3(b) or 4.5) or (ii) such Bank changes its lending office, except to the extent that, pursuant to

Section 5.5, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in the Advance or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to a failure by such Bank or the Agent to comply with Section 5.5(d), and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Five Year Credit Agreement, dated as of May 11, 2023 (as amended by that certain Amendment No. 1 to the Five Year Credit Agreement, dated as of July 7, 2023 and that certain Amendment No. 2 to the Five Year Credit Agreement, dated as of September 18, 2023), among the Lead Borrower, the banks from time to time party thereto and JPMorgan, as administrative agent.
“Extension Date” has the meaning set forth in Section 2.3(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means one or more separate agreements between the Lead Borrower and JPMorgan, in each case, relating to the credit facility established hereunder, setting forth the terms of certain fees to be paid by the Lead Borrower to the Agent for the benefit of the Banks and/or for the Agent’s own behalf, as more fully set forth therein.
“Fitch” means Fitch Ratings Inc. and any successor to its ratings agency business.
“Floor” has the meaning set forth in Section 4.6.
“Foreign Bank” means a Bank that is not a U.S. Person.
“Funded Debt” means the sum of (i) all indebtedness for borrowed money of the Lead Borrower and its Subsidiaries, (ii) all purchase money obligations of the Lead Borrower and its Subsidiaries, (iii) all obligations of the Lead Borrower and its Subsidiaries under any finance lease and (iv) the face amount of all letters of credit issued for the account of the Lead Borrower and its Subsidiaries to the extent drawn; provided that (a) at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or, in the case of a tender offer or a similar transaction, the termination of such offer or similar transaction) (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of “Funded Debt” and (b) at the election of the Lead Borrower (upon written notice to the Agent), all liabilities which would otherwise constitute “Funded Debt” pursuant to the foregoing clauses (i), (ii), (iii) and (iv) of any JV Subsidiary may be excluded from the definition “Funded Debt” to the extent such liabilities are not, directly or indirectly, guaranteed by or otherwise recourse to the Lead Borrower or any of its other Subsidiaries (other than any Subsidiaries that are Subsidiaries of such JV Subsidiary and other than any recourse arising solely as a result of a pledge of the Capital Stock of such JV Subsidiary as collateral for such liabilities). All determinations under this definition shall be made with respect to the Lead Borrower and its Subsidiaries on a consolidated basis.
“GAAP” has the meaning set forth in Section 1.6.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning set forth in Section 11.20(a).
“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 11.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Interest Election Request” means a request by a Borrower (or the Lead Borrower on its behalf) to convert or continue a Borrowing in accordance with Section 4.2(a), which shall be substantially in the form approved by the Agent and separately provided to the Lead Borrower prior to the Effective Date or any other form approved by the Agent and the Lead Borrower.
“Interest Period” means, for each Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, in each case, selected by the applicable Borrower pursuant hereto; provided that:
(a)    the Borrowers may not select any Interest Period that ends after any Commitment Termination Date unless, after giving effect to any reduction of the Commitments on such Commitment Termination Date, the aggregate principal amount of Base Rate Advances and of Term Benchmark Advances having an Interest Period that end on or prior to such Commitment Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such Commitment Termination Date;
(b)    no tenor that has been removed from the definition pursuant to Section 4.6(d) shall be available for specification in any Borrowing Request or Interest Election Request;
(c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the U.S. Internal Revenue Service.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.
“Judgment Currency” has the meaning set forth in Section 5.6.
“June 2023 PWS Settlement” means the proposed class-action settlement, subject to court approval, to resolve a wide range of drinking water claims by public water systems in the United States regarding any per- or poly-fluoroalkyl substance, and in connection with which, if so approved by the applicable court and all conditions therein are met, the Lead Borrower will pay $10.5 billion to $12.5 billion in total to resolve the claims released thereby, all as described in the Settlement Agreement dated as of June 22, 2023 and the Lead Borrower’s Form 8-K dated June 22, 2023.
“JV Subsidiary” means any Subsidiary of the Lead Borrower that is not a Wholly Owned Subsidiary, provided that not more than 60% of the voting power of all the issued and outstanding Voting Stock of such Subsidiary is owned, directly or indirectly, by the Lead Borrower.
“Lead Borrower” means 3M Company, a Delaware corporation.
“Loan Documents” means this Agreement, the Notes, each Subsidiary Borrower Joinder Agreement, each Subsidiary Borrower Termination, each Borrower Assumption Agreement, any Permitted Parent Holding Company Joinder Agreement, each agreement referred to in Section 2.2(c)(i) and, other than for purposes of Section 11.4, any Fee Letter, together with all amendments, modifications and restatements thereof.
“Material Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Lead Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Lead Borrower or any of its Subsidiaries of Capital Stock of any Person not previously a Subsidiary of the Lead Borrower, including the acquisition of Capital Stock in a joint venture or other non-wholly owned entity that is not a Subsidiary of the Lead Borrower, or otherwise causing any Person to become a Subsidiary of the Lead Borrower, (c) a merger or consolidation or any other combination by the Lead Borrower or any of its Subsidiaries with another Person (other than a Person that is the Lead Borrower or a Subsidiary) or (d) the acquisition of assets by the Lead Borrower or any of its Subsidiaries that are expected to be used in whole or in part in the normal operations of the Lead Borrower or its Subsidiaries, provided in each case of clauses (a) through (d) above, the total consideration for such transaction or series of related transactions is equal to or greater than $350 million.
“Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition or results of operations of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Lead Borrower to perform any of its payment obligations under this Agreement, or (c) the rights and remedies of the Agent or any Bank against the Borrowers under this Agreement, taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its ratings agency business.
“Non-Consenting Bank” has the meaning set forth in Section 2.3(b).
“Note” means a note in substantially the form of Exhibit C hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issued in renewal thereof or substitution or replacement therefor.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New

York City time, on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided further that if the NYFRB Rate as so determined would be less than zero, such rate shall be deemed to be zero.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Other Connection Taxes” means, with respect to any Bank or the Agent, Taxes imposed as a result of a present or former connection between such Bank or the Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising solely from such Bank or the Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Advance or Loan Document pursuant to Section 2.3(b) or 4.5).
“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.3(b) or 4.5).
“Outstandings” means, at any time with respect to any Bank, an amount equal to the sum of the Dollar Equivalents of the principal amount of that Bank’s Advances then outstanding.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day as an Overnight Bank Funding Rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate reasonably determined by the Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in Euro, an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 11.5(b).
“Participant Register” has the meaning set forth in Section 11.5(b).
“Payee” has the meaning set forth in Section 5.5(a).
“Payment” has the meaning set forth in Section 10.7(c).
“Payment Notice” has the meaning set forth in Section 10.7(c)(ii).
“Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Credit Exposure to (ii) the aggregate Credit Exposure of all of the Banks.
“Permitted Parent Holding Company” has the meaning set forth in the definition of “Permitted Parent Holding Company Transaction.”
“Permitted Parent Holding Company Joinder Agreement” has the meaning set forth in the definition of “Permitted Parent Holding Company Transaction.”
“Permitted Parent Holding Company Transaction” means any transaction or series of transactions pursuant to which a new holding company structure is implemented above the Lead Borrower; provided that (a) the new holding company (the “Permitted Parent Holding Company”) shall be a newly organized corporation organized under the laws of the United States, any State thereof or the District of Columbia, (b) immediately upon the consummation of such transaction or series of transactions, (i) the Lead Borrower shall be a Wholly Owned Subsidiary of the Permitted Parent Holding Company and each Subsidiary Borrower shall be a Subsidiary of the Permitted Parent Holding Company, (ii) the holders of the Capital Stock of the Lead Borrower shall hold Capital Stock of such Permitted Parent Holding Company in substantially the same proportions and with substantially the same respective percentages of the voting rights as they held in the Lead Borrower immediately prior thereto and (iii) such transaction or series of transactions does not constitute a transfer of all or substantially all of the consolidated assets of the Lead Borrower and its Subsidiaries, taken as a whole, to any Person (other than to the Permitted Parent Holding Company or any of its Wholly Owned Subsidiaries), (c) substantially concurrently with the consummation of such transaction or series of transactions, the Permitted Parent Holding Company and the Lead Borrower shall enter into an agreement, in form and substance reasonably satisfactory to the Agent (the “Permitted Parent Holding Company Joinder Agreement”), pursuant to which the Permitted Parent Holding Company shall be substituted for, and shall have all the rights and obligations of, the Lead Borrower under this Agreement and the other Loan Documents, including obligations of the Lead Borrower under Section 11.20, provided that, if so elected by the Permitted Parent Holding Company and the Lead Borrower, the Permitted Parent Holding Company Joinder Agreement may provide that the Permitted Parent Holding Company shall not be a borrower hereunder and shall instead be a guarantor of all obligations of the Lead Borrower hereunder pursuant to Section 11.20, in which case the Lead Borrower shall retain its rights and obligations solely in its capacity as a borrower hereunder, (d) the Permitted Parent Holding Company shall deliver to the Agent such documents, certificates and opinions as the Agent may reasonably request relating to the Permitted Parent Holding Company, the Permitted Parent Holding Company Joinder Agreement and the transactions contemplated thereby, and (e) the Agent and the Banks shall have received, at least three (3) Business Days prior to the date of effectiveness of the Permitted Parent Holding Company Joinder Agreement, (x) all documentation and other information regarding the Permitted Parent Holding Company required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, that has been reasonably requested by the Agent or any Bank and (y) to the extent the Permitted Parent Holding Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary beneficial ownership certificate in relation to such Person, it being agreed that upon the execution and delivery to the Agent of the Permitted Parent Holding Company Joinder Agreement and the satisfaction of the other conditions set forth in this definition, the Permitted Parent Holding Company shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Lead Borrower under this Agreement and the other Loan Documents (including, subject to the proviso set forth in clause (c) above, all obligations in respect of outstanding Advances made to the Lead Borrower) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be the “Lead Borrower”.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or any Governmental Authority.
“Pricing Grid” means the grid set forth below:

Category	Applicable Fee Percentage (bps per annum)	Applicable Margin for Term Benchmark/ Daily Simple SOFR Advances (bps per annum)	Applicable Margin for Base Rate Advances (bps per annum)
Category 1	5.0	62.5	0.0
Category 2	7.0	75.0	0.0
Category 3	8.0	87.5	0.0
Category 4	9.0	100.0	0.0
Category 5	11.0	112.5	12.5
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” has the meaning set forth in Section 11.9.
“Ratings” means, with respect to S&P, Moody’s or Fitch, the ratings of the Lead Borrower’s senior, unsecured, non-credit enhanced long-term debt for borrowed money by S&P, Moody’s or Fitch, as the case may be.
“Reference Time” has the meaning set forth in Section 4.6.
“Register” has the meaning set forth in Section 11.5(f)(i).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Person” of any Person means (a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.
“Relevant Governmental Body” has the meaning set forth in Section 4.6.
“Relevant Rate” has the meaning set forth in Section 4.6.
“Required Banks” means, at any time, Banks holding more than fifty percent (50%) of the Aggregate Commitment Amount at such time or, if the Commitments have been terminated at such time pursuant to Section 5.4 or 9.2, Banks owed more than 50% of the Aggregate Outstandings at such time; provided that the Commitment of, and the Advances held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Resolution Authority” has the meaning set forth in Section 11.17.
“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its ratings agency business.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security

Council, the United Kingdom, the European Union, any EU member state or Canada, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is the subject of Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, any EU member state or Canada.
“SEC” has the meaning set forth in Section 7(c).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“Specified Currency” has the meaning set forth in Section 5.6.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the voting power of the issued and outstanding Voting Stock of such other Person.
“Subsidiary Borrower” means any Domestic Subsidiary of the Lead Borrower that becomes a “Subsidiary Borrower” pursuant to Section 11.19(a), except any such Domestic Subsidiary that has ceased to be a Subsidiary Borrower as provided in Section 11.19(b).
“Subsidiary Borrower Joinder Agreement” means a Subsidiary Borrower Joinder Agreement substantially in the form of Exhibit B-1.
“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit B-2.
“Syndication Agent” means Citibank, N.A., in its capacity as the syndication agent for the credit facility established hereunder.

“T2” means the real time gross settlement system operated by the Eurosystem (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement).
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark Advance” means any Advance that bears interest at a rate determined by reference to the Term SOFR (other than as a result of clause (c) of the definition of “Base Rate”) or the EURIBO Rate.
“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Advances.
“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate”.
“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.
“Term SOFR Advance” means an Advance that bears interest at a rate determined by reference to the Term SOFR.
“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Advances.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of “Base Rate”), the EURIBO Rate or the Base Rate.
“Unadjusted Benchmark Replacement” has the meaning set forth in Section 4.6.
“UK Financial Institution” has the meaning set forth in Section 11.17.
“UK Resolution Authority” has the meaning set forth in Section 11.17.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” has the meaning set forth in Section 11.17.
1.2    Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Except as otherwise provided herein and unless the context requires otherwise (a) any definition of or reference to any agreement (including any Loan Document), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.
1.3    Headings.
Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
1.4    Interest Rates; Benchmark Notification.
The interest rate on an Advance denominated in Dollars or Euro may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.6(a) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses

(whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.5    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
1.6    GAAP.
Except as otherwise stated in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with, and all financial information provided to the Agent or the Banks and all calculations for compliance with financial covenants will be made using, generally accepted accounting principles as in effect in the United States of America from time to time (“GAAP”) consistently applied. If the Lead Borrower notifies the Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Lead Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that, if any change in GAAP occurs that would impact any financial covenant hereunder, such financial covenants shall be subject to GAAP as in effect immediately prior to such change until an agreement by the parties is reached to maintain the original intent of such financial covenant.
1.7    Dollar Equivalent.
The Agent shall determine the Dollar Equivalent of any Advance denominated in Euro as of each applicable Exchange Rate Date, in each case using the Exchange Rate, and each such amount shall be the Dollar Equivalent of such Advance until the next required calculation thereof pursuant to this sentence.
2.    LINE OF CREDIT
2.1    Advances.
Each Bank (acting through any of its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make loans in Dollars or Euro (each, an “Advance”) to any Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date applicable to such Bank; provided, however, that no Bank shall have any obligation to make any Advance if, after giving effect to such Advance (and after giving effect to any application of proceeds of such Advance pursuant to Section 5.3), (i) that Bank’s Outstandings would exceed that Bank’s Commitment or (ii) the Aggregate Outstandings would exceed the Aggregate Commitment Amount. The credit facility established hereby is revolving; subject to the terms and conditions of this Agreement, any Borrower may borrow, prepay pursuant to Section 5.3 and reborrow under this Section 2.1. The obligations of the Banks hereunder shall be several, but not joint.
2.2    Increase of Commitments.
(a)    So long as no Event of Default has occurred and is continuing, the Lead Borrower may from time to time, upon written notice to the Agent (which shall promptly provide a copy of such notice to each Bank), propose to increase the Aggregate Commitment Amount by increments of $25,000,000, to an amount not to exceed $5,250,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Bank may, not more than ten (10) Business Days following receipt of such notice, elect by written notice to the Lead Borrower and the Agent to participate in the requested increase of Commitments and the amount of such participation. No Bank shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Bank to increase its Commitment shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to increase its Commitment hereunder shall be deemed to have declined such request.
(b)    The Lead Borrower may designate any new bank or other financial institution to provide any portion of the Additional Commitment Amount and become a party to this Agreement, subject to agreement of such new bank or other financial institution; provided, however, that any new bank or financial institution must meet the criteria for an Eligible Assignee, must have a Commitment of not less than $25,000,000 and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed. The sum of the Commitments of the Additional Banks pursuant to this Section 2.2(b) shall not in the aggregate exceed the amount of the Additional Commitment Amount that shall have been unsubscribed for by the existing Banks pursuant to Section 2.2(a).
(c)    An increase in the Aggregate Commitment Amount pursuant to this Section 2.2 shall become effective upon the receipt by the Agent of (i) an agreement in form and substance reasonably satisfactory to the Agent signed by the Borrower, by each Additional Bank and by each Bank whose Commitment is to be increased, setting forth the new Commitments of such Additional Banks and such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, and (ii) such evidence of appropriate corporate authorization on the part of the Borrowers, and such opinions of counsel for the Borrowers, with respect to the increase in the Aggregate Commitment Amount as the Agent may reasonably request.

(d)    Upon the acceptance of any such agreement by the Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement.
(e)    Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.2 that is not pro rata among all Banks, within five (5) Business Days, in the case of any Base Rate Advance, and at the end of the then current Interest Period with respect thereto, in the case of any Term Benchmark Advances, the Borrowers shall prepay such Advances in their entirety and, to the extent the Lead Borrower elects to do so and subject to the conditions specified in Section 6.2, the Borrowers shall reborrow Advances from the Banks pro rata based on their respective Commitments after giving effect to such increase, until such time as all outstanding Advances are held by the Banks in such proportion.
2.3    Extension of Commitment Termination Date.
(a)    So long as no Event of Default has occurred and is continuing, the Lead Borrower may, at any one time in any calendar year (but not less than 30 days and not more than 60 days prior to the proposed Extension Date (as defined below)) and on not more than two occasions following the Effective Date, by written notice to the Agent (which shall promptly provide a copy of such notice to each Bank), propose to extend the Commitment Termination Date by one year; provided that the Commitment Termination Date, as so extended, shall not be more than five years after the applicable Extension Date. Such notice shall specify the date (which shall be not less than 15 days after such notice is delivered to the Agent) by which Banks are requested to respond to such request, and the date that such extension is to become effective (the “Extension Date”). Each Bank may, not later than 15 days (or such other date specified by the Lead Borrower in such written notice delivered pursuant to the immediately preceding sentence or any supplement thereto) after such notice is delivered to the Agent, elect by written notice to the Lead Borrower and the Agent to extend its Commitment Termination Date by a period of one year. No Bank shall have any obligation to extend its Commitment Termination Date, and any decision by a Bank to extend its Commitment Termination Date shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to extend the Commitment Termination Date shall be deemed to be a Non-Consenting Bank.
(b)    If any Bank shall not elect to extend its Commitment Termination Date pursuant to paragraph (a) (each such Bank being a “Non-Consenting Bank”), the Lead Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Banks) which at the time agrees to accept an assignment of the Commitment of the Non-Consenting Bank in accordance with Section 11.5; provided, however, that (i) any Additional Bank must meet the criteria for an Eligible Assignee and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed; (ii) the amount of the Commitment of any such Additional Bank as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Bank is less than $5,000,000, in which case such Additional Bank shall assume all of such lesser amount; (iii) any such Non-Consenting Bank shall have been paid (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Bank plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Bank as of the effective date of such assignment; (iv) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Bank, and all other accrued and unpaid amounts owing to such Non-Consenting Bank hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Bank; and (v) with respect to any such Additional Bank, the applicable processing and recordation fee required under Section 11.5 for such assignment shall have been paid. To the extent that the Commitment Termination Date is not extended as to any Bank pursuant to this Section 2.3 and the Commitment of such Bank is not assumed in accordance with this subsection (b), the Commitment of such Non-Consenting Bank shall automatically terminate in whole on such unextended Commitment Termination Date without any further notice or other action by any Borrower, such Bank or any other Person; provided that such Non-Consenting Bank’s rights under Sections 3.2, 4.4, 5.5 and 11.9 and its obligations under Section 10.4 shall survive the Commitment Termination Date for such Bank as to matters occurring prior to such date.
(c)    If (after giving effect to any assignments pursuant to subsection (b) of this Section 2.3) Banks having Commitments equal to at least 50% of the Aggregate Commitment Amount in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment and Assumption or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Lead Borrower, and the Commitment Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.3, and all references in this Agreement, and in the Notes to the “Commitment Termination Date” shall, with respect to each Bank other than a Non-Consenting Bank for such extension, refer to the Commitment Termination Date as so extended. Promptly following each extension of the Commitment Termination Date, the Agent shall notify the Banks of the extension of the scheduled Commitment Termination Date in effect immediately prior thereto.
2.4    Evidence of Debt.
(a)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Bank to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, such Borrower shall promptly execute and deliver to such Bank a Note payable to such Bank and its registered assigns in a principal amount up to the Commitment of such Bank.
(b)    The Agent shall maintain a record of (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Bank’s share thereof.
(c)    Entries made in good faith and in conformity with sound industry standards by the Agent in its records pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to each Bank under this Agreement, absent manifest error; provided, however, that each Borrower shall have the right to inspect such entries and the failure of the Agent to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement or any other Loan Document.
3.    FEES AND EXPENSES
3.1    Commitment Fee.
The Lead Borrower will pay to the Agent, for the account of each Bank, a commitment fee, which fee shall accrue on the daily amount of such Bank’s unused Commitment from the date of this Agreement through the Commitment Termination Date applicable to such Bank at a rate per annum equal to the Applicable Fee Percentage. Each Bank’s unused Commitment shall be determined by deducting from such Bank’s Commitment such Bank’s Outstandings. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be due and payable quarterly in arrears on the 15th day following such last day, and accrued commitment fees shall also be payable on the final Commitment Termination Date.
3.2    Expenses.
The Lead Borrower shall pay (i) all reasonable and documented attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Agent in connection with the preparation, negotiation, execution and amendment of this Agreement and the other Loan Documents and (ii) all costs and expenses incurred by the Agent or any of the Banks in connection with the enforcement of this Agreement and the other Loan Documents (including but not limited to reasonable and documented attorneys’ fees and out-of-pocket expenses, which shall be limited to the fees, charges and disbursements of one counsel to the Agent and the Banks (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all such affected Banks, whether paid to outside counsel or allocated to in-house counsel).
3.3    Agent Fees.
The Lead Borrower shall pay to the Agent, for its own account, the administrative agency fees in the amounts set forth in any Fee Letter.
4.    INTEREST; YIELD PROTECTION
4.1    Interest.
(a)    The principal balance of the Advances denominated in Dollars shall bear interest at (i) in the case of Advances comprising each Base Rate Borrowing, the Base Rate plus the Applicable Margin, (ii) in the case of Advances comprising each Term SOFR Borrowing, at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin and (iii) in the case of Advances comprising each Daily Simple SOFR Borrowing (if applicable pursuant to Section 4.2(c)(iii) or Section 4.6), at the Daily Simple SOFR plus the Applicable Margin, in each case, subject, however, to imposition of the default rate pursuant to Section 4.3.
(b)    The principal balance of the Advances denominated in Euro comprising each Term Benchmark Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, subject, however, to imposition of the default rate pursuant to Section 4.3.
4.2    Interest Elections.
(a)    Each Borrowing initially shall be of the permitted Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower (or the Lead Borrower on its behalf) may elect to convert such Borrowing, if denominated in Dollars, to a Borrowing of a different permitted Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement; provided that no Term Benchmark Borrowing may be converted or continued prior to the end of the Interest Period then applicable thereto. A Borrower (or the Lead Borrower on its behalf) may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Advances comprising such Borrowing, and the Advances resulting from an election made with respect to any such portion shall be considered a separate Borrowing; provided that, at the commencement of each Interest Period for each Term Benchmark Borrowing, such Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof, except that any Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.

(b)    To make an election pursuant to this Section 4.2, the applicable Borrower (or the Lead Borrower on its behalf) shall deliver to the Agent a completed Interest Election Request signed by an authorized officer of such Borrower (or, as applicable, of the Lead Borrower) (provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Agent in its sole discretion) by not later than (i) in the case of any election to convert any Borrowing denominated in Dollars to, or to continue such Borrowing as, a Term SOFR Borrowing, 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days prior to the effective date of such election, (ii) in the case of any election to continue any Borrowing denominated in Euro for another Interest Period, 1:00 p.m., New York City time, three (3) Business Days prior to the effective date of such election and (iii) in the case of any election to convert any Borrowing denominated in Dollars to a Base Rate Borrowing, 12:00 p.m., New York City time, on the effective date of such election. Each Interest Election Request shall be irrevocable and shall specify (A) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (D) and (E) below shall be specified for each resulting Borrowing), (B) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (C) the currency and Type of the resulting Borrowing and (D) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. At the end of any Interest Period applicable to a Term Benchmark Borrowing, unless a timely Interest Election Request is delivered by the applicable Borrower (or the Lead Borrower on its behalf) with respect to such Term Benchmark Borrowing in accordance with this Section 4.2, such Term Benchmark Borrowing shall, on the last day of such Interest Period and subject to Section 4.6, be continued as a Term Benchmark Borrowing of the applicable Type with an Interest Period equal to the same duration as the immediately prior Interest Period.
(c)    Notwithstanding anything to the contrary in this Section 4.2 or Section 5.1:
(i)    If an Event of Default has occurred and is continuing and, other than in the case of any Event of Default under clause (j) of Section 9.1, the Agent, at the request of the Required Banks, notifies the Lead Borrower of the application of this paragraph, then, so long as an Event of Default is continuing, (A) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing and (B) unless repaid, each Term Benchmark Borrowing denominated in Euro shall, at the end of the Interest Period applicable thereto and subject to Sections 4.2(c)(iii) and 4.6, be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration.

(ii)    If any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Bank or its applicable lending office to make or maintain Term Benchmark Advances, or to determine or charge interest rates based upon the Term SOFR or the EURIBO Rate, then (A) any obligation of such Bank to make or continue Term Benchmark Advances in the affected currency or, in the case of Advances denominated in Dollars, to convert any Advances to Term Benchmark Advances shall be suspended, and (B) if such notice asserts the illegality of such Bank making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on such Base Rate Advances of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Bank notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Bank (with a copy to the Agent), prepay or, if applicable and such Advances are denominated in Dollars, convert all such Term Benchmark Advances of such Bank to Base Rate Advances (the interest rate on which Base Rate Advances of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor (if applicable), if such Bank may lawfully continue to maintain such Term Benchmark Advances to such day, or immediately, if such Bank may not lawfully continue to maintain such Term Benchmark Advances and (y) if such notice asserts the illegality of such Bank determining or charging interest rates based upon the Term SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Term SOFR component thereof until the Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the Term SOFR.
(iii)    Subject to Section 4.6, (A) if the Agent is advised by the Required Banks
(1) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Term SOFR or the EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their Advances included in such Borrowing for such Interest Period or (2) at any time, that the Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks of making or maintaining their Advances included in the applicable Daily Simple SOFR Borrowing or (B) if the Agent determines (which determination shall be conclusive absent manifest error) (1) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining Term SOFR or EURIBO
Rate, as the case may be, for the applicable Interest Period (including because the Relevant Rate is not available or published on a current basis)

or (2) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR, then the Agent shall give notice thereof (which may be by telephone) to the Lead Borrower and the Banks as promptly as practicable thereafter and, until (x) the Agent notifies the Lead Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Lead Borrower on its behalf) delivers a new Interest Election Request in accordance with Section 4.2(a) or a new Borrowing Request in accordance with Section 5.1, (I) in the case of Advances denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of clause (A) or (B) above or (y) a Base Rate Borrowing if the Daily Simple SOFR is also the subject of clause (A) or (B) above and (II) in the case of Advances denominated in Euro, any Interest Election Request that requests continuation of any Borrowing as an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of the notice from the Agent referred to in this Section 4.2(c)(iii) with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until (x) the Agent notifies the Lead Borrower and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Lead Borrower on its behalf) delivers a new Interest Election Request in accordance with the terms of Section 4.2(a) or a new Borrowing Request in accordance with the terms of Section 5.1, (I) in the case of Advances denominated in Dollars, any affected Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance, convert to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of clause (A) or (B) above or (y) a Base Rate Borrowing if the Daily Simple SOFR is also the subject of clause (A) or (B) above and (II) in the case of Advances denominated in Euro, any affected Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance, convert to, and shall constitute, a CBR Advance that bears interest at the Central Bank Rate plus the CBR Spread; provided that if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any such affected Term Benchmark Advance shall be prepaid in full by the applicable Borrower on the day that the Lead Borrower receives notice thereof from the Agent. Interest on any CBR Advance shall be payable, and principal of any CBR Advance shall be payable or prepayable, in each case, as would be applicable to the Advance that was converted into such CBR Advance.
(d)    Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of each Type of the Advances, the applicable Term SOFR, EURIBO Rate or Base Rate and the date on which the Interest Period applicable to any Term Benchmark Advance expires. Term Benchmark Advances may not be outstanding as more than ten separate Interest Periods. The Agent shall give prompt notice to the Borrowers and the Banks of the applicable interest rate determined by the Agent in accordance herewith.
4.3    Default Rate.
Upon the occurrence of an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1, and so long as such Event of Default continues without written waiver thereof by the Agent and the Required Banks, (x) in the case of an Event of Default pursuant to clause (a) or (b) of Section 9.1, in the sole discretion of the Required Banks, and (y) in the case of an Event of Default pursuant to clause (j) of Section 9.1, automatically, in each case, and without waiving any of their other rights and remedies, the outstanding principal balance of the Advances shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Advances had there been no occurrence of such Event of Default.
4.4    Increased Costs; Capital Adequacy; Breakage.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Lead Borrower agrees:
(a)    Increased Costs. If at any time any change in applicable law, rule or regulation or the interpretation or administration thereof by any Governmental Authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)    shall subject any Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) with respect to this Agreement; or
(ii)    shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank because of any portion of the principal balance of any Term Benchmark Advance and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;
then, within 30 days after demand by that Bank, the Lead Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A certificate in reasonable detail of any Bank setting forth the basis for the determination of such additional amount or amounts shall, absent obvious error, be conclusive evidence of such amount or amounts.

(b)    Capital Adequacy. If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Lead Borrower to pay it the amount necessary to restore that Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change, provided that such Bank is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrowers and with similar credit facilities, to the extent such Bank has the right under such similar credit facilities to do so (but such Bank shall not be required to disclose any confidential or proprietary information). For purposes of this paragraph (b), the following definitions shall apply:
(i)    “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(ii)    “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy or liquidity that applies to any Bank, or the interpretation thereof by any Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital or liquidity in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(iii)    “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital or liquidity that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.

(iv)    “Bank” includes (but is not limited to) the Agent, the Banks, as defined elsewhere in this Agreement, any assignee of any interest of any Bank hereunder and any holding company of any of the foregoing.
The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Bank’s Return and that Bank’s calculation of the amount of such reduction, and shall include that Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank’s Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.
(c)    Breakage. The Borrowers shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and imputed costs in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of any Term Benchmark Advance which that Bank sustains (i) on account of any failure of a Borrower to borrow a Term Benchmark Advance on a date specified therefor in a notice provided by or on behalf of such Borrower to the Agent under Section 4.2, (ii) due to any payment or prepayment (whether pursuant to Section 5.2, 5.3, 8.2(d) or 9.2) of any Term Benchmark Advance on a date other than the last day of the applicable Interest Period for such Advance or (iii) the assignment of any Term Benchmark Advance other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.3(b) or 4.5. A certificate as to any such loss or cost (including calculations, in reasonable detail, showing how the applicable Bank computed such loss or cost) shall be promptly submitted by that Bank to the applicable Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or cost may be computed as though the applicable Bank acquired deposits in the applicable interbank market to fund that portion of the principal balance whether or not such Bank actually did so.
(d)    Each party’s obligations under this Section 4.4 shall survive the termination of this Agreement, the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrowers under or in respect of this Agreement or any other Loan Document.
4.5    Mitigation of Yield Protection.
Each Bank hereby agrees that, as promptly as practicable after it becomes aware of the occurrence of any event giving rise to any compensation under Section 4.4(a) or 4.4(b) or Section 5.5 with respect to such Bank, such Bank will, if such Bank intends to make a claim for such compensation under such Section, give notice thereof through the Agent to the Lead Borrower, and such Bank shall use reasonable efforts to designate a different lending office for funding or booking its affected Advances or to assign its affected rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment would eliminate or reduce amounts payable pursuant to Section 4.4(a) or 4.4(b) or Section 5.5, provided that no such designation or assignment shall be required if it is, in the Bank’s good faith judgment, disadvantageous to such Bank. In addition, each Bank agrees that, except for changes or specifications required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or Affiliate for funding or booking any Advance would, but for this sentence, be to impose additional costs or requirements upon any Borrower pursuant to Section 4.4(a) or 4.4(b) or Section 5.5 (which would not be imposed absent such change or change of specification) by reason of legal or regulatory requirements in effect at the time thereof and of which such Bank is aware at such time, then such additional costs or requirements shall not be imposed upon such Borrower but shall be borne by such Bank. All expenses incurred by any Bank in designating a different lending office for funding or booking its Advances or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates as set forth in the first sentence of this paragraph shall be paid by the Lead Borrower. Nothing in this Section 4.5 (including, without limitation, any failure by a Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrowers under Section 4.4 or 5.5, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or Affiliate or any rebooking of any Advance.
4.6    Alternate Rate of Interest.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including all related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including all related adjustments) for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(b)    In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    The Agent will promptly notify the Lead Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.6.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower (or the Lead Borrower on its behalf) may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued, as applicable, during any Benchmark Unavailability Period and, failing that, (x) the applicable Borrower will be deemed to have converted any request for any affected Term Benchmark Advances denominated in Dollars into a request for a borrowing of or conversion to (1) Daily Simple SOFR Advances so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (2) Base Rate Advances if the Daily Simple SOFR is also the subject of a Benchmark Transition Event or (y) any request for any affected Term Benchmark Advances denominated in Euro shall be ineffective. Furthermore, if any Term Benchmark Advance in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 4.6, (A) in the case of Advances denominated in Dollars, any Term Benchmark Advance shall, on the last day of the Interest Period applicable to such Advance, convert to, and shall constitute, (x) a Daily Simple SOFR Advance so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Advance if Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) in the case of Advances denominated in Euro, such Advance shall, on the last day of the Interest Period applicable to such Advance, at the applicable Borrower’s election prior to such day (it being understood and agreed that if the applicable Borrower does not so prepay such Advance on such day by 12:00 p.m., New York City time, such Borrower shall be deemed to have elected clause (y) below), (x) be prepaid by such Borrower on such day or (y) convert to, and shall constitute, a CBR Advance that bears interest at the Central Bank Rate plus the CBR Spread; provided that if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any such affected Term Benchmark Advance shall be prepaid in full by the applicable Borrower on the day that the Lead Borrower receives notice thereof from the Agent. Interest on any CBR Advance shall be payable, and principal of any CBR Advance shall be payable or prepayable, in each case, as would be applicable to the Advance that was converted into such CBR Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
As used in this Agreement:
“Agreed Currencies” means Dollars and Euro.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.6.
“Benchmark” means, initially, with respect to any Advance denominated in any Agreed Currency, the Relevant Rate for Advances denominated in such Agreed Currency;

provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.6.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in Euro, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:
(1)    Daily Simple SOFR;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. In determining the Benchmark Replacement pursuant to clause (2) above, the Agent will consider in good faith any proposal reasonably requested by the Borrower.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Lead Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof), continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this

Agreement or otherwise) with respect to the Term SOFR or the EURIBO Rate, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, or (iii) if such Benchmark is neither the Term SOFR nor the EURIBO Rate, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR, and (ii) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Rate.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
4.7    365/366-Day Year.
All interest on Advances bearing interest by reference to the Base Rate (only at times when the Base Rate is based on the Prime Rate) will be calculated based on the actual days elapsed in a 365/366-day year. All interest on Advances bearing interest by reference to the Term SOFR, the EURIBO Rate or, subject to the prior sentence, the Base Rate and all commitment fees will be calculated based on the actual days elapsed in a 360-day year.
5.    DISBURSEMENTS AND PAYMENTS
5.1    Requests for Borrowings.
(a)    To request a borrowing of Advances, the applicable Borrower (or the Lead Borrower on its behalf) shall deliver to the Agent a completed Borrowing Request signed by an authorized officer of such Borrower (or, as applicable, of the Lead Borrower) (provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirements may be waived by the Agent in its sole discretion) by not later than (i) 1:00 p.m., New York City time, on the day that such Borrowing is to be made in the case of a Base Rate Borrowing, (ii) 11:00 a.m., New York City time, on the day three (3) U.S. Government Securities Business Days before the day that such Borrowing is to be made in the case of Term Benchmark Borrowing denominated in Dollars or (iii) 2:00 p.m., New York City time, on the day three (3) Business Days before the day that such

Borrowing is to be made in the case of Term Benchmark Borrowing denominated in Euro. Each such Borrowing Request shall specify (i) the Borrower requesting such Borrowing, (ii) the requested date of such Borrowing (which shall be a Business Day), (iii) the currency and the aggregate principal amount of such Borrowing, (iv) whether the Advances comprising such Borrowing are to be Term Benchmark Advances or Base Rate Advances, (v) in the case of a Borrowing consisting of Term Benchmark Advances, the initial Interest Period for such Borrowing and (vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed. Subject to Section 4.2(c)(iii) and Section 4.6, (A) each Borrowing denominated in Dollars shall be comprised entirely of (x) Term SOFR Advances or (y) Base Rate Advances and (B) each Borrowing denominated in Euro shall be comprised entirely of EURIBOR Advances. Each Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof and shall consist of Advances in the same currency, of the same Type and to the same Borrower made on the same day by the Banks ratably according to their respective Commitments. Any request for a Term Benchmark Borrowing shall also be subject to all conditions set forth in Section 4.2 hereof.
(b)    Upon receipt of any Borrowing Request, the Agent shall promptly notify the Banks of the requested Borrowing. At or before 3:00 p.m., New York City time, on the date the requested Borrowing is to be made, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 a.m., New York City time, on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Euro, each Bank shall remit its Percentage of the requested Borrowing to the Agent by wire transfer of immediately available funds in the applicable currency to the account of the Agent most recently designated by the Agent for such purpose by notice to the Banks. Prior to the close of business on the day the requested Borrowing is to be made, the Agent shall disburse such funds so received by it by remitting the same to the applicable Borrower’s account designated in the applicable Borrowing Request.
(c)    Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 5.1 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to such Advances comprising such Borrowing and (ii) in the case of such Bank, the Overnight Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

5.2    Payments.
(a)    Generally. Each Borrower shall initiate all payments, except with respect to principal of, interest on, and other amounts relating to Advances denominated in Euro, of principal, interest, fees and other payments due under this Agreement or any other Loan Document by means of payment made by such Borrower to the Agent in Dollars not later than 12:00 p.m., New York City time, on the day when due. Each Borrower shall initiate each payment with respect to principal of, interest on, and other amounts relating to Advances denominated in Euro by means of payment made by such Borrower to the Agent in Euro not later than the Applicable Time specified by the Agent on the date when due. All such payments shall be made, without defense, set-off, recoupment or counterclaim, in immediately available funds to such account as shall be set forth in an Administrative Questionnaire provided by the Agent to the Lead Borrower from time to time. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall, except as provided in the definition of the terms “Interest Period” and “Commitment Termination Date”, be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be. Absent obvious error, the records of the Agent will be conclusive evidence of the principal and accrued interest owing with respect to all Advances.
(b)    Interest Payments. Interest accruing on the Base Rate Advances shall be payable quarterly in arrears on the last day of each March, June, September and December and at maturity. Interest accruing on the Term Benchmark Advances shall be payable on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period has a duration of longer than three months, on the day during such Interest Period that is every three months after the first day of such Interest Period.
(c)    Principal Payment. The entire principal balance of the Advances owing to each Bank shall be due and payable in full on the Commitment Termination Date applicable to such Bank.
To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any other Loan Document in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Banks in accordance with the terms of this Section 5.2, the Agent shall be entitled to convert or exchange such funds into Dollars or into Euro or from Dollars to Euro or from Euro to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 5.2; provided that each Borrower and each of the Banks hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Bank as a result of any conversion or exchange of currencies effected pursuant to this Section 5.2 or as a result of the failure of the Agent to effect any such conversion or exchange, except for such loss, cost or expense due to the Agent’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment; provided further that the Borrowers agree to indemnify the Agent and each Bank, and hold the Agent and each Bank harmless, for any and all losses, costs and expenses incurred by the Agent or any Bank for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 5.2 except for such losses, costs or expenses due to the Agent’s or such Bank’s, as the case may be, negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
5.3    Prepayments.
(a)    Optional. Each Borrower may prepay any Borrowing made to it in whole at any time or from time to time in part, without penalty or premium, provided that (i) any partial prepayment must be in an aggregate amount not less than $5,000,000 (or €5,000,000 in the case of Borrowings denominated in Euro), (ii) prepayment of any Base Rate Borrowing may be made on same Business Day’s written notice to the Agent, (iii) prepayment of any Term Benchmark Borrowing may only be made on three (3) Business Days’ prior written notice to the Agent, (iv) prepayment of any Daily Simple SOFR Borrowing may only be made on five (5) Business Days’ prior written notice to the Agent and (v) prepayment of any Borrowing must be accompanied by accrued interest on such amount prepaid through the date of prepayment and shall be subject to Section 4.4(c) (if applicable). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked or the prepayment date extended by the applicable Borrower (by notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each prepayment of a Borrowing shall be applied ratably to the Advances included in the prepaid Borrowing.
(b)    Mandatory.
(i)    If the Agent notifies the Lead Borrower that, on any date, the Aggregate Outstandings on such date exceed 105% of the Aggregate Commitment Amount on such date, the Borrowers shall, as soon as practicable and in any event within two (2) Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such Aggregate Outstandings to not exceed 100% of the Aggregate Commitment Amount on such date, together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Term Benchmark Advances in an amount equal to the excess of such required prepayment.

(ii)    If a Change of Control shall have occurred, the Required Banks shall have the right, by written notice to the Lead Borrower (which notice may be delivered to the Lead Borrower by the Agent, at the request of the Required Banks), to demand repayment of unpaid principal, accrued interest and all other amounts payable under this Agreement and, in the event of such demand, the Borrowers shall repay all Advances, all accrued and unpaid interest, all accrued and unpaid commitment fees and all other amounts payable under this Agreement and the other Loan Documents on the date that is thirty (30) calendar days following the date of such written notice from the Required Banks (or the Agent on their behalf) to the Lead Borrower. The Lead Borrower shall give prompt notice to the Agent of the occurrence of a Change of Control.
5.4    Termination or Reduction of the Commitments.
(a)    Optional. The Lead Borrower may from time to time on at least three (3) Business Days’ prior irrevocable written notice received by the Agent (which shall promptly advise each Bank thereof) terminate the Commitments of the Banks in whole or permanently reduce the Commitments of the Banks in part; provided that (i) the Commitments of the Banks may not be terminated in whole at any time that any Advance remains outstanding, (ii) each partial reduction of the Commitments of the Banks shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof, (iii) each partial reduction of the Commitments of the Banks shall be pro rata as to all of the Commitments of the Banks on the basis of the respective Percentages of the Banks, and (iv) no partial reduction of the Commitments of the Banks shall reduce the Aggregate Commitment Amount to an amount less than the Aggregate Outstandings; provided, further, that, notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked or the effective date of such termination or reduction extended by the Lead Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Mandatory.
(i)    Unless previously terminated, the Commitment of each Bank shall terminate in whole on the Commitment Termination Date applicable to such Bank.
(ii)    If a Change of Control shall have occurred, the Required Banks shall have the right, by written notice to the Lead Borrower (which notice may be delivered to the Lead Borrower by the Agent, at the request of the Required Banks), to terminate all the Commitments, which termination shall become effective on the date that is thirty (30) calendar days following the date of such written notice from the Required Banks (or the Agent on their behalf)

to the Lead Borrower. The Lead Borrower shall give prompt notice to the
Agent of the occurrence of a Change of Control.
(c)    General. Any Commitment that has been terminated or reduced may not be reinstated.
5.5    Taxes.
(a)    All payments made by the Borrowers to the Agent or any Bank (each, a “Payee”) under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any Borrower or such withholding agent, then:
(i)    the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay to the relevant Governmental Authority the full amount withheld or deducted to the extent required by and in accordance with applicable law;
(ii)    to the extent that the withholding or deduction is made on account of Indemnified Taxes, then the sum payable by such Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.5), the applicable Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made; and
(iii)    after any payment of Taxes by such Borrower to a Governmental Authority pursuant to clause (i) above, such Borrower shall promptly forward to the Agent (for delivery to such Payee) a receipt issued by such Governmental Authority evidencing such payment or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority.
(b)    If any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) are directly asserted against any Payee, such Payee may pay such Indemnified Taxes and the applicable Borrower promptly shall reimburse such Payee for such Indemnified Taxes paid by such Payee after written demand therefor. The applicable Borrower shall reimburse each Payee, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) payable or paid by such Payee or required to be withheld or deducted from a payment to such Payee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
(c)    Each Bank shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the applicable Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the applicable Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.5(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this Section 5.5(c).
(d)
(i)    Any Payee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.5(d)(ii)(A), (B), (D) and (E) below) shall not be required if, in the Bank’s reasonable judgement, such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing,
(A)    any Bank that is a U.S. Person (or, if such Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes,

is owned by a U.S. Person) shall deliver to the Lead Borrower and the Agent on or prior to the date on which a Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Lead Borrower or the Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Bank (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Bank (or, if such Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    duly completed and executed copies of IRS Form W-8ECI with respect to such Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner);
(3)    in the case of a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate, in form and substance reasonably satisfactory to the Lead Borrower and the Agent, to the effect that such Foreign Bank (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Lead Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate described in Section 5.5(d)(ii)(B)(3)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY); provided, that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide certificates described in Section 5.5(d)(ii)(B)(3)(x) on behalf of each such direct or indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Lead Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Bank has complied with such Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.5(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date; and
(E)    The Agent, and any successor or supplemental Agent, shall deliver to the Lead Borrower on or prior to the date on which the Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Lead Borrower) executed copies of either (A) IRS Form W-9 (or any successor form) or (B) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Lead Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Bank) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrowers will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax.
(iii)    Each Payee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (A) update such form or certification or (B) notify the Lead Borrower and the Agent in writing that (1) such form or certification has expired or has become obsolete or inaccurate and (2) such Payee is legally ineligible to update such form or certification. Notwithstanding any other provision of this paragraph, a Foreign Bank shall not be required to deliver any form pursuant to this paragraph that such Foreign Bank is not legally eligible to deliver.
(e)    If any Payee determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.5 (including by the payment of additional amounts pursuant to this Section 5.5), then such Payee shall pay an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Borrower under this Section 5.5 with respect to the Taxes giving rise to such refund) to the applicable Borrower, net of all reasonable, documented, out-of-pocket expenses (including Taxes) of such Payee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if such Payee is required to repay such refund to such Governmental Authority, upon the request of such Payee, the applicable Borrower shall promptly remit to such Payee the amount paid to such Borrower pursuant to this Section 5.5(e) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in this paragraph (e), in no event will the Payee be required to pay any amount to a Borrower pursuant to this paragraph (e) the payment of which would place the Payee in a less favorable net after-Tax position than the Payee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Payee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.
(f)    The obligations of each party under this Section 5.5 shall survive the termination of this Agreement, the resignation or replacement of the Agent, the assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(g)    For purposes of this Section 5.5, the term “applicable law” includes FATCA.
5.6    Judgment Currency.
If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement or any other Loan Document in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of any Borrower with respect to any such sum due from it to the Agent or any Bank (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due under this Agreement or any other Loan Document in the Judgment Currency, such Entitled Person may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.
5.7    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.1;
(b)    any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section

9.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Bank until such time as all Advances are held by the Banks pro rata in accordance with their respective Percentages; it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this clause (b) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto; and
(c)    the Commitment and Outstandings of such Defaulting Bank shall not be included in determining whether the Required Banks or any other requisite Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.4); provided that any amendment, waiver or other modification requiring the consent of all Banks or all Banks affected thereby shall, except as otherwise provided in Section 11.4, require the consent of such Defaulting Bank in accordance with the terms hereof.
In the event that the Agent and the Lead Borrower each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Advances of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Percentage, and such Bank shall thereupon cease to be a Defaulting Bank (but shall not be entitled to receive any commitment fees accrued during the period when it was a Defaulting Bank, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 11.4 and this Section during such period shall be binding on it).

5.8    Replacement of Banks.
If (a) any Bank becomes a Defaulting Bank, (b) any Bank requests compensation under Section 4.4(a) or Section 4.4(b), (c) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or to any Governmental Authority for the account of any Bank pursuant to Section 5.5 (and such Bank has been unable to take, or has not taken, steps acceptable to the Lead Borrower to mitigate the effect of the circumstances in question pursuant to Section 4.5) or (d) any Bank has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 11.4 requires the consent of all the Banks or all the affected Banks and with respect to which the Required Banks shall have granted their consent, then the Lead Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Lead Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued commitment fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and commitment fees) or the Lead Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 5.5, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Bank shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Agent and the assignee and that the Bank required to make such assignment and delegation need not be a party thereto.
6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Effectiveness.
The Agreement and the obligations of the Banks to make Advances shall not become effective until the date on which each of the following conditions shall be satisfied (or waived by the Required Banks):
(a)    The Agent shall have executed a counterpart of this Agreement and shall have received from the Lead Borrower and each Bank set forth on Schedule I hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 11.11(b), may include any Electronic Signatures transmitted by emailed
.pdf or any other electronic means that reproduces an image of an actual executed signature page of a counterpart of this Agreement).

(b)    The Lead Borrower shall have delivered to the Agent the following documents, where applicable, properly executed:
(i)    a certified copy of resolutions or similar authorizing documentation of the governing body of the Lead Borrower authorizing the execution of this Agreement and all other Loan Documents;
(ii)    a certificate of the Lead Borrower’s corporate secretary or assistant secretary as to the incumbency and signatures of the officers of the Lead Borrower signing the Loan Documents;
(iii)    a certified copy of the Lead Borrower’s Certificate of Incorporation and Amended and Restated Bylaws;
(iv)    a Certificate of Good Standing issued by the Secretary of the State of the state of the Lead Borrower’s incorporation dated not more than 30 days prior to the date hereof;
(v)    an opinion of counsel to the Lead Borrower, opining as to the due authorization, execution, delivery and enforceability of this Agreement and, if applicable, the Notes and such other customary matters as the Agent may reasonably require;
(vi)    a certificate of the Lead Borrower as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b) as of the Effective Date;
(vii)    a certificate of the Lead Borrower that all amounts due and payable under the Existing Credit Agreement have been, or are being, paid in full and that the commitments under the Existing Credit Agreement have been terminated; and
(viii)    at least three (3) Business Days prior to the Effective Date, all documentation and other information regarding the Lead Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing of the Lead Borrower at least ten (10) Business Days prior to the Effective Date.
(c)    The Banks, the Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least three (3) Business Days prior to the Effective Date, in each case in accordance with the Fee Letter or any commitment letter entered into by the Lead Borrower in connection therewith.
The Agent shall notify the Lead Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding.

6.2    Conditions Precedent to Each Advance
The obligation of each Bank to make any Advance hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for an Advance shall be deemed a representation and warranty by the applicable Borrower that each of the following conditions precedent has been satisfied as of the date of such Advance):
(a)    the representations and warranties of the Lead Borrower contained in this Agreement (other than, after the Effective Date, the representations and warranties in clauses (d), (e) and (g) of Section 7) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on the date of such Advance as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such specific date); and
(b)    no Default or Event of Default shall have occurred and be continuing.
7.    REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, the Lead Borrower makes the following representations and warranties:
(a)    Organizational Status. Each Borrower is a corporation (or, in the case of any Subsidiary Borrower, a limited liability company) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    Authorization. The execution, delivery and performance of each Loan Document to which any Borrower is a party are within such Borrower’s powers, have been duly authorized by all necessary action on behalf of such Borrower, and do not conflict with (i) the articles or bylaws (or analogous documents) of any Borrower, (ii) any agreement by which any Borrower is bound or (iii) any applicable law or regulation or any court, administrative or other ruling, in each case, by which any Borrower is bound, except to the extent that any such conflict referred to in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a Material Adverse Effect.
(c)    Financial Reports. The Lead Borrower has provided the Banks with its annual audited financial statements as of and for the fiscal year ended December 31, 2025; provided that such financial statements shall be deemed to have been so provided if such financial statements shall be available on the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Lead Borrower and its Subsidiaries on a consolidated basis as of such date or for such period and were prepared in accordance with GAAP (except as otherwise expressly noted therein).
(d)    Material Adverse Change. Except as disclosed in the Lead Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025 or in the Lead Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, since December 31, 2025, there has occurred no event or circumstance that would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Lead Borrower and its Subsidiaries taken as a whole.
(e)    Litigation. Except as disclosed in the Lead Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025 or in the Lead Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, there are no legal or governmental proceedings pending or, to the best of the Lead Borrower’s knowledge, threatened before any court, governmental agency or arbitrator, by which any Borrower is or may be bound, which, if determined adversely to such Borrower, would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Lead Borrower and its Subsidiaries taken as a whole.
(f)    ERISA. Each Borrower is in compliance with ERISA, except to the extent any such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(g)    Environmental Matters. Except as disclosed in the Lead Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025 or in the Lead Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, to the best of the Lead Borrower’s knowledge, no Borrower has incurred, directly or indirectly, any contingent liability in connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations, in each case, which would reasonably be expected to have a Material Adverse Effect.
(h)    Legal Agreements. This Agreement constitutes the legal, valid and binding obligation and agreement of each Borrower, and each other Loan Document to which any Borrower is to be a party, when executed and delivered by such Borrower, will constitute a legal, valid and binding obligation and agreement of such Borrower, in each case, enforceable against such Borrower in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(i)    Regulation U. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board). After application of the proceeds of each Advance, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Lead Borrower and its Subsidiaries, on a consolidated basis, subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted, will consist of margin stock.
(j)    Anti-Corruption Laws and Sanctions. The Lead Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers and employees, in all material respects with Anti-Corruption Laws and applicable Sanctions. The Lead Borrower, its Subsidiaries and to the knowledge of the Lead Borrower, its and their directors, officers and employees when acting on behalf of the Lead Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Lead Borrower or any Subsidiary is a Sanctioned Person. No use of proceeds of any Borrowing will directly or, to any Borrower’s knowledge, indirectly constitute (i) a violation of the FCPA, (ii) a violation of the Bribery Act, or (iii) a material violation of any other Anti-Corruption Laws or applicable Sanctions.
(k)    Affected Financial Institution. No Borrower is an Affected Financial Institution.
Each request for a Borrowing under this Agreement (other than any conversion or continuation of an Advance), each increase of Commitments in accordance with Section 2.2 and each extension of the Commitment Termination Date in accordance with Section 2.3 constitutes a reaffirmation by the Lead Borrower of these representations and warranties (other than, in the case of any Borrowing, the representations and warranties in clauses (d), (e) and (g) of this Section 7) as of the date of such Borrowing, such increase or such extension; provided, that in the case of each increase or extension, all references in the representations and warranties in clauses (d), (e) and (g) of this Section 7 to financial statements, and to annual reports, quarterly reports or current reports filed with the SEC, shall be deemed to refer to the corresponding versions of those documents most recently delivered (or deemed delivered) in accordance with Section 8.1 prior to the date of such increase or extension.
8.    COVENANTS
From the date hereof through the Commitment Termination Date, and thereafter until the Advances are paid in full, unless the Required Banks (or the Agent, with the consent of the Required Banks) shall otherwise agree in writing, the Lead Borrower shall do the following:
8.1    Financial Information.
The Lead Borrower shall deliver to the Agent:
(a)    Annual Financial Statements. Within 100 days of the end of each fiscal year of the Lead Borrower, its consolidated annual financial statements, together with an audit report certified by independent certified public accountants of recognized standing, whose opinion shall not be qualified as to the scope of the audit or as to the status of the Lead Borrower and its consolidated Subsidiaries as a going concern.
(b)    Interim Financial Statements. Within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Lead Borrower, its unaudited interim financial statements for such fiscal quarter and the portion of the fiscal year then ended. These statements will be prepared on a consolidated basis and in accordance with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments).
(c)    Compliance Certificate. Concurrent with delivery of the financial statements required above, a compliance certificate, substantially in the form of Exhibit D attached hereto, signed by an officer of the Lead Borrower.
(d)    Notices. Promptly upon obtaining knowledge of the same, written notice of any Default or Event of Default.
(e)    Additional Information. Promptly following any written request therefor, such other information as the Agent or any Bank (through the Agent) may reasonably request.
Information required to be delivered pursuant to subsections (a) and (b) of this Section 8.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and be publicly available on the website of the SEC at http://www.sec.gov. The Borrowers hereby acknowledge that the Agent will make available to the Banks materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Approved Electronic Platform.
8.2    Covenants.
The Lead Borrower shall, and (except in the case of Sections 8.2(k), 8.2(l), and 8.2(m)) shall cause each Subsidiary Borrower to:
(a)    Negative Pledge. Not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any of such Borrower’s accounts receivable, whether now existing or hereafter created or existing; provided, however, nothing in this Section 8.2(a) shall prohibit any Borrower from (i) assigning or transferring its accounts receivable in connection with a transfer of a part of its business from which such accounts receivable have arisen or (ii) transferring not more than 25% of its accounts receivable (with such percentage determined by face amount of the accounts receivable as of the time immediately before such transfer) so long as such Borrower receives reasonably equivalent value on account of such transfer.
(b)    Taxes. Pay, discharge or otherwise satisfy when due and payable, all taxes, assessments and governmental charges levied or imposed upon such Borrower;

provided, however, such Borrower shall not be required to pay, discharge or otherwise satisfy any such taxes, assessments or governmental charges (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings, (ii) where reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower or (iii) to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Insurance. Maintain insurance in amounts and covering such risks as is usually carried by Persons engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates. Such insurance shall either be maintained by such Borrower through self-insurance, through captive insurance companies or by insurance issued by responsible and reputable insurance companies.
(d)    Merger. Refrain from transferring all or substantially all of the consolidated assets of the Lead Borrower and its Subsidiaries, taken as a whole, to any Person, or consolidating, merging or amalgamating with, any other Person where such Borrower is not the surviving entity, except that:
(i)    nothing in this Section 8.2(d) shall prohibit a Permitted Parent Holding Company Transaction; provided, in the case of any consolidation, merger or amalgamation involving any Borrower, the requirements of Section 8.2(d)(ii) shall be satisfied; and
(ii)    any Borrower may merge, consolidate or amalgamate with any Person in a transaction in which such Person is the surviving entity, provided that (A) such Person is a corporation (or, in the case of a Subsidiary Borrower, a limited liability company) organized under the laws of the United States, any State thereof or the District of Columbia, (B) substantially concurrently with the consummation of such merger, consolidation or amalgamation, such Person shall execute and deliver to the Agent an assumption agreement (the “Borrower Assumption Agreement”), in form and substance reasonably satisfactory to the Agent, pursuant to which such Person shall expressly assume all of the rights and obligations of such Borrower under this Agreement and the other Loan Documents (including, in the case of any merger, consolidation or amalgamation involving the Lead Borrower, obligations of the Lead Borrower under Section 11.20), (C) such Person shall deliver to the Agent such documents, certificates and opinions as the Agent may reasonably request relating to such Person, the Borrower Assumption Agreement and the transactions contemplated thereby and (D) the Agent and the Banks shall have received, at least three (3) Business Days prior to the date of the consummation of such merger, consolidation or amalgamation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, that has been reasonably requested by the Agent or any Bank and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary beneficial ownership certificate in relation to such Person, it being agreed that upon the execution and delivery to the Agent of the Borrower Assumption Agreement and the satisfaction of the other conditions set forth in this paragraph, such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the applicable Borrower under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Advances made to the applicable Borrower) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents, be a “Borrower”.
(e)    Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition, except to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.2(e) shall prevent such Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its business.
(f)    Books and Records. Maintain adequate books and records to permit the preparation of financial statements in accordance with GAAP.
(g)    Compliance with Laws. Comply with all material laws and regulations applicable to its business, except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(h)    Preservation of Rights. Maintain and preserve its organizational existence and all material rights, privileges, charters and franchises it now has; provided, however, that such Borrower may consummate any transaction permitted under Section 8.2(d); provided, further, that such Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors or other equivalent governing body of such Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower.
(i)    Inspection. Upon reasonable notice by the Agent to the Lead Borrower, permit the Agent, subject to applicable law and third party confidentiality agreements entered into by such Borrower in the ordinary course of business, to visit and inspect such Borrower’s properties and examine its books and records to the extent the Agent determines in its reasonable discretion that such inspection and examination is necessary for the Agent to observe and monitor such Borrower’s financial performance and financial condition and to assure such Borrower’s compliance with its obligations under this Agreement; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such inspections shall be limited to once per calendar year.

(j)    Use of Proceeds. Use the proceeds of the Advances solely for such Borrower’s general corporate purposes; provided, however, that such Borrower shall not directly or, to the knowledge of any Borrower, indirectly use the proceeds of any Borrowing (A) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes (1) a violation of the FCPA, (2) a violation of the Bribery Act, or (3) a material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under the U.S. law, or (C) in any manner that would result in a material violation of any Sanctions applicable to such Borrower.
(k)    Ratio of EBITDA to Interest. Maintain an EBITDA to Interest Ratio as of the end of each fiscal quarter of the Lead Borrower at not less than 3.0 to 1.0.
(l)    Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers and employees in all material respects with Anti-Corruption Laws and applicable Sanctions.
(m)    Subsidiary Borrowers. For so long as any Person is a Subsidiary Borrower, not permit such Person to cease to be a Subsidiary of the Lead Borrower.
9.    EVENTS OF DEFAULT AND REMEDIES
9.1    Default.
As used herein, “Event of Default” means any of the following:
(a)    Default in the payment when due of any principal due with respect to any of the Advances and the continuance of such default for one (1) Business Day.
(b)    Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by any Borrower under this Agreement or any other Loan Document and the continuance of such default for five (5) Business Days.
(c)    [Reserved].
(d)    Default in the observance or performance of any covenant or agreement contained in Section 8.1(d), 8.2(a), 8.2(d), 8.2(h) (as to existence), 8.2(k) or 8.2(m) of this Agreement.
(e)    Default in the observance or performance of any covenant or agreement contained in Section 8.1 (other than Section 8.1(d)) or 8.2(j) of this Agreement and continuance of such default for thirty (30) calendar days.

(f)    Default in the observance or performance of any covenant or agreement of any Borrower contained in the Loan Documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 9.1 specifically dealt with) and continuance for more than thirty (30) calendar days after the earlier of the Lead Borrower’s knowledge thereof and written notice thereof from the Agent to the Lead Borrower.
(g)    Default in the payment of any indebtedness for borrowed money of any Borrower when due (after giving effect to the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness for borrowed money) or, if payable on demand, on demand, in each case if the outstanding principal balance of all such indebtedness for borrowed money in default at any one time exceeds $400,000,000.
(h)    Any representation or warranty made or deemed made by any Borrower in any Loan Document or any certificate furnished pursuant to or in connection with any Loan Document proves to be untrue in any material respect when made or deemed made.
(i)    The rendering against any Borrower of any final judgment, decree or order for the payment of money in an aggregate amount in excess of $400,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage) and either (i) such judgment, decree or order shall remain undischarged for a period of ninety (90) consecutive calendar days during which execution thereof shall not be effectively stayed (whether automatically on appeal or otherwise) or (ii) any action shall have been legally taken by a judgment creditor (and shall not have been stayed, whether automatically on appeal or otherwise) to attach or levy upon any assets of such Borrower to enforce any such judgment, decree or order.
(j)    With or without a Borrower’s consent, a custodian, trustee or receiver shall be appointed for a substantial part of the properties of such Borrower (and such appointment, if made without such Borrower’s consent, continues undismissed or unstayed for a period of sixty (60) calendar days), or a petition shall be filed by or against any Borrower under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of sixty (60) calendar days.
9.2    Remedies.
Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Agent may, with the consent of the Required Banks, and shall, upon request of the Required Banks:
(a)    terminate the Commitments;

(b)    declare the unpaid principal, accrued interest and all other amounts payable under this Agreement or any other Loan Document to be immediately due and payable; and/or
(c)    exercise any or all remedies available to the Agent or the Banks under this Agreement or any other Loan Document or otherwise available by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 9.1(j), the Commitments shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under this Agreement and any other Loan Document will become immediately due and payable.
9.3    Setoff.
Each Bank and each of its Affiliates may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to any Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, such Bank or such Affiliate to or for the credit or the account of any Borrower against any and all obligations owing to such Bank or such Affiliate hereunder, whether now or hereafter existing, whether or not the Agent or such Bank or such Affiliate has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured. Such right shall be in addition to and not in lieu of any other rights and remedies available to the Agent or the Banks or its Affiliates under the other Loan Documents or otherwise available by law or agreement. Each Bank will endeavor to notify the Lead Borrower and the Agent promptly after any such setoff made by such Bank or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff. Each Bank shall have the obligations, if any, specified in Section 11.2 with respect to any amounts obtained pursuant to this Section 9.3.
10.    AGENCY
10.1    Authorization.
(a)    Each Bank irrevocably appoints and authorizes the Agent to act as administrative agent under the Loan Documents, and authorizes the Agent to take such actions on behalf of such Bank, and to exercise such powers, as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Bank hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for by this Agreement or the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks, and, unless and until revoked in writing, such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement or any other Loan Document shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Lead Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing:
(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby; and

(ii)    nothing in this Agreement or any other Loan Document shall require the Agent to account to any Bank for any sum or the profit element of any sum received by the Agent for its own account.
(d)    In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim under Sections 3, 4.1, 4.3, 4.4, 5.5 and 11.9) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 11.9). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations under the Loan Documents or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.
(e)    The provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Section 10 and as set forth in Sections 10.2(b) and 10.8, none of the Borrowers or any of their respective Subsidiaries or other Affiliates shall have any rights as a third party beneficiary under any such provisions.
10.2    Distribution of Payments and Proceeds.
The Agent shall distribute any payments, collections or proceeds actually received by it under the Loan Documents for the account of any Bank or other Person to the appropriate recipient promptly following receipt thereof. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for such payments, collections and proceeds received by it for the account of any Bank in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its ratable share of such payments, collections or proceeds, together with its ratable share of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from any Borrower. If the Agent fails to receive any such anticipated payment from a Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from such Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Overnight Rate.
10.3    Expenses.
All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent (in its capacity as Agent) for all reasonable and documented costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable and documented attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral), except to the extent that the Agent shall have previously received reimbursement of such costs, expenses, damages or liabilities from any Borrower. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within five (5) calendar days after their incurrence or imposition, each Bank severally (but not jointly) hereby agrees, upon demand, to remit to the Agent its Percentage (determined as of the date of the applicable demand) of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds; provided, however, that no Bank shall be liable for any portion of such costs, expenses, damages and liabilities resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment.
10.4    Indemnification.
Each Bank severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent (in its capacity as Agent, to the extent not reimbursed by any Borrower) and its Related Parties, ratably according to the respective Percentages of the Banks, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable and documented attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.5    Posting of Communications; Approved Borrower Portal.
(a)    The Borrowers agree that the Agent may, but shall not be obligated to, make any Communications available to the Banks by posting the Communications on an Approved Electronic Platform. The Agent and the Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Agent through an Approved Borrower Portal.
(b)    Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    EACH OF THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS AND THE BORROWER COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED BORROWER PORTAL, THE BORROWER COMMUNICATIONS, THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT, THE ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR

OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, EXCEPT, IN THE CASE OF ANY APPLICABLE PARTY, TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY BORROWER, ANY BANK OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(d)    Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Banks and the Borrowers agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.6    Agent and Affiliates.
The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Lead Borrower and any of its Subsidiaries and other Affiliates as fully as if the Agent were not the Agent hereunder and without any duty to account therefor to the Banks.
10.7    Acknowledgements of Banks.
(a)    Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Lead Borrower or any of its Subsidiaries or for the purpose of purchasing, acquiring or holding any other type of financial instrument, such as a security (and each Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Agent, any Arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Lead Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Banks on the Effective Date.
(c)
(i)    Each Bank hereby agrees that (x) if the Agent notifies such Bank that the Agent has determined in its sole discretion that any funds received by such Bank from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the Overnight Rate and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Bank under this Section 10.7(c) shall be conclusive, absent manifest error.
(ii)    Each Bank hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the Overnight Rate.
(iii)    Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by such Borrower under or in respect of this Agreement or any other Loan Document; provided, that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Agent from such Borrower for the purpose of making any payment hereunder that became subject to such erroneous Payment.
(iv)    Each party’s obligations under this Section 10.7(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrowers under or in respect of this Agreement or any other Loan Document.
(d)    The Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrowers) between the Lead Borrower and its Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Lead Borrower and its Affiliates may provide information, including updates to previously provided information to JPMorgan and/or its Affiliates acting in different capacities, including as lender, lead bank, arranger or potential securities investor, independent of such Person’s role as the Agent. The Banks acknowledge that neither JPMorgan nor any of its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent pursuant to this Agreement or the other Loan Documents, the Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank with any credit or other information concerning the Advances, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of the Lead Borrower or any of its Affiliates that is communicated to, obtained by, or in the possession of, JPMorgan or any of its Affiliates in any capacity, including any information obtained by the Agent in the course of communications among the Agent and the Lead Borrower, any of its Affiliates or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Banks, including at the direction of any Borrower.
10.8    Resignation.
(a)    The Agent may resign as such at any time upon at least 30 days’ prior notice to the Lead Borrower and the Banks, whether or not a successor Agent has been appointed. In the event of any resignation of the Agent, the Required Banks shall, in consultation with the Lead Borrower, as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks and, in consultation with the Lead Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Banks and the Lead

Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Bank.
(c)    If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, by notice in writing to the Lead Borrower and such Person, remove such Person as Agent. In connection therewith, the Required Banks, in consultation with the Lead Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment on or prior to the date that is 30 days following the date such Person became a Defaulting Bank (or such earlier day as shall be agreed by the Required Banks), then such removal shall nonetheless become effective on such date.
(d)    Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Section 10 and Section 11.9, as well as any other exculpatory, reimbursement and indemnification provisions set forth in this Agreement or any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
10.9    Arrangers, Syndication Agent and Documentation Agents.
None of the Arrangers, the Syndication Agent or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Bank), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder and under the other Loan Documents. Each Bank acknowledges that it has not relied, and will not rely, on any Arranger, the Syndication Agent or any Documentation Agent in deciding to enter into this Agreement or any other Loan Document or in taking or omitting any action hereunder or thereunder.
10.10    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
10.11    Bank ERISA Representation.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Agent, each Arranger, the Syndication Agent and each Documentation Agent hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Banks or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
10.12    Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (i) with the consent of or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment); provided that in no event shall the Agent or any of its Related Parties have any liability to any Borrower, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(b)    The Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by any Borrower or a Bank. Further, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Lead Borrower, any of its Subsidiaries or any Bank as a result of, (A) any determination of the Outstandings, any of the component amounts thereof or any portion thereof attributable to each Bank, or any Dollar Equivalent, (B) any determination that any Bank is a Defaulting Bank, or the effective date of such status, it being further understood and agreed that the Agent shall not have any obligation to determine whether any Bank is a Defaulting Bank, (C) any determination made by the Agent of the Central Bank Rate or the Central Bank Rate Adjustment or (D) any determination as to the form or substance of any Borrower Assumption Agreement or any Permitted Parent Holding Company Joinder Agreement.
(c)    Without limiting the foregoing, the Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.5, (ii) may consult with legal counsel (including counsel to any Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) in determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Bank, may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Advance and (iv) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
10.13    Survival.
The provisions of Section 10 shall survive the termination of this Agreement, the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrowers under or in respect of this Agreement or any other Loan Document.

11.    MISCELLANEOUS
11.1    Notices.
(a)    Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid or overnight courier service or (iii) transmitted by email, as follows:
(i)    if to the Lead Borrower, to it at Building 223-02-W-16, 3M Center, St. Paul, MN 55144, Attention of Stephanie N. Jones (Email: snjones@mmm.com);
(ii)    if to any Subsidiary Borrower, to it in care of the Lead Borrower as provided in clause (i) above;
(iii)    if to (A) the Agent from any Borrower, to it at the address separately provided to the Lead Borrower and (B) the Agent from any Bank, to it at the address separately provided in the Administrative Questionnaire; and
(iv)    if to any Bank, to it at its address (or email) set forth in its Administrative Questionnaire;
or, as to each party, at such other address or email as may hereafter be designated in a notice, in the case of the Agent or any Borrower, to the other parties hereto and, in the case of any Bank, by notice to the Agent and the Lead Borrower, in each case, complying with the terms of this Section. All such notices or other communications shall be deemed to have been given (A) on the date received if delivered personally, (B) on the date of receipt, if delivered by registered mail or overnight courier service or (C) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), if delivered by email (except that, if such email is not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)    Notices and other communications to the Banks hereunder may be, in addition to email, delivered or furnished by other electronic communications or using an Approved Electronic Platform pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices under Sections 2, 4 and 5 to any Bank if such Bank has notified the Agent that it is incapable of receiving notices under such Section by such electronic communication or using an Approved Electronic Platform. Any notices or other communications to the Agent or any Borrower may be, in addition to email, delivered or furnished by other electronic communications (including an Approved Borrower Portal) pursuant to procedures approved by it; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Agent otherwise prescribes, notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in clause (C) of Section 11.1(a) above, of notification that such notice or communication is available and identifying the website address therefor.
11.2    Sharing of Payments.
If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advances resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Advances and accrued interest thereon than the proportion received by any other Bank, such Bank shall promptly give notice of such fact to the Agent and shall purchase from the other Banks (for cash at face value) such participations in the Advances of the other Banks as shall be necessary to cause the purchasing Bank to share the excess payment or other recovery ratably with each of the other Banks; provided, however, that (i) if any such participations are purchased and all or any portion of the excess payment or other recovery giving rise thereto is thereafter recovered from such purchasing Bank, such participations shall be rescinded and the purchasing Bank shall be restored the purchase price to the extent of such recovery (but without interest thereon) and (ii) the provisions of this Section 11.2 shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Advances (other than to the Lead Borrower or its Affiliates, as to which the provisions of this Section 11.2 shall apply). Each Borrower consents to the foregoing and agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.
11.3    No Waiver; Cumulative Remedies.
No failure or delay by the Agent or any Bank in exercising any rights under this Agreement or any other Loan Document shall be deemed a waiver of those rights. The remedies provided for in the Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

11.4    Amendments, Etc.
(a)    Any amendment, modification or waiver of any provision of this Agreement or any other Loan Document must be in writing and, subject to Sections 11.4(b) and 11.4(c), signed by, in the case of this Agreement, the Agent and the Lead Borrower or, in the case of any other Loan Document, signed by the Agent and the Borrower or Borrowers that are parties thereto, in each case, with the approval of the Required Banks (or such other number of Banks, if any, as may be expressly required hereunder for such amendment, modification or waiver).
(b)    Notwithstanding any other provision of this Agreement or any other Loan Document, but subject to Section 11.4(c), no amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall (i) forgive or reduce the principal of any Advance without the prior written consent of each Bank directly affected thereby, (ii) forgive or reduce the rate of interest or fees charged under this Agreement (in each case, other than as a result of any waiver of the application of the default rate pursuant to Section 4.3) without the prior written consent of each Bank directly affected thereby, (iii) extend the scheduled due date for payment of principal, interest or fees due under this Agreement, or waive any such payment, in each case, without the prior written consent of each Bank directly affected thereby, (iv) extend the Commitment Termination Date applicable to any Bank without the prior written consent of such Bank, (v) increase the Commitment of any Bank, or change the currency in which Advances are available thereunder, without the prior written consent of such Bank, (vi) amend the definition of “Required Banks” without the prior written consent of each Bank, (vii) amend this Section 11.4 or 11.5(a), or any other provision of this Agreement or any other Loan Document providing for consent or other action by all Banks or all affected Banks, in each case, without the prior written consent of each Bank, (viii) amend any provision for the pro rata treatment of the Banks with respect to the sharing of payments of principal or interest or the making of Advances, in each case, without the prior written consent of each Bank, (ix) release the Lead Borrower from its guarantee under Section 11.20, or limit the liability of the Lead Borrower in respect of such guarantee, in each case, without the prior written consent of each Bank or (x) amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent.
(c)    Notwithstanding anything to the contrary in this Section 11.4:
(i)    The Agent may, with the written consent of the Lead Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency so long as the Banks shall have received, at least five (5) Business Days’ prior written notice thereof and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Banks, a written notice from the Required Banks stating that the Required Banks object to such amendment, modification or supplement.

(ii)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing signed by the Lead Borrower, the Agent and the Required Banks if (A) by the terms of such agreement the Commitment of each Bank not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Bank not consenting thereto receives payment in full of the principal of and interest accrued on each Advance made and all other amounts owing to it or accrued for its account under this Agreement or any other Loan Document;
(iii)    no consent with respect to any amendment, modification or waiver of this Agreement or any other Loan Document shall be required of any Defaulting Bank, except with respect to any amendment, modification or waiver referred to in clause (i), (ii), (iii), (iv), (v) or (viii) of Section 11.4(b) and then only in the event such Defaulting Bank shall be affected by such amendment, modification or waiver;
(iv)    this Agreement may be amended in the manner provided in Sections 2.2, 2.3, 4.6, 11.14 and 11.19; and
(v)    this Agreement and the other Loan Documents may be amended in the manner provided in the definition of “Permitted Parent Holding Company Transaction” and Section 8.2(d)(ii) and, in connection with the effectiveness of any Permitted Parent Holding Company Joinder Agreement or any Borrower Assumption Agreement, this Agreement and the other Loan Documents may be amended or amended and restated by an agreement in writing signed by the Lead Borrower and the Agent to reflect the terms of such Permitted Parent Holding Company Joinder Agreement or such Borrower Assumption Agreement and to provide for such technical modifications as they determine to be necessary or advisable in connection therewith.
11.5    Binding Effect: Assignments and Participations.
(a)    This Agreement is binding on the Borrowers, the Agent and the Banks and their successors and assigns permitted hereby. Except as permitted by the definition of the term “Permitted Parent Holding Company Transaction” or Section 8.2(d)(ii), no Borrower may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of all the Banks and the Agent (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 11.5(b)), the Arrangers, the Syndication Agent, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Agent and the Related Parties of any of the Agent, the Arrangers, the Syndication Agent, the

Documentation Agents and any Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Participations. Any Bank may, at its option, sell one or more participations in that Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and its Advances) to one or more banks or other Persons (other than (i) the Lead Borrower or any of its Affiliates or (ii) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) (each, a “Participant”); provided, however, (i) no such participation shall relieve any Bank of its obligations under this Agreement and the other Loan Documents, including, without limitation, its obligation to make Advances hereunder on the terms and subject to the conditions set forth herein, (ii) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank granting any such participation in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iii) no Participant shall have any right to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, or to consent to any departure by any Borrower therefrom, except to the extent that such amendment, modification, waiver or consent described in clause (i), (ii), (iii), (iv), (v) or (viii) of Section 11.4(b) and then only in the event such Participant shall be affected by such amendment, modification, waiver or consent. Except as set forth in clause (iii) above, no holder of any such participation shall be entitled to require the Bank granting such participation to take or omit to take any action hereunder or under any other Loan Document.
The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4, 5.5 and 9.3 (subject to such Participant’s compliance with the requirements and limitations therein, including the requirements under Section 5.5(d) (it being understood that the documentation required under Section 5.5(d) shall be delivered to the Bank that sells the participation)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (c) of this Section 11.5; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.5 and 11.2 as if it were an assignee under subsection (c) of this Section 11.5 and (B) shall not be entitled to receive any greater payment under Section 4.4 or 5.5, with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, unless the sale of such participation is made with the prior written consent of the Lead Borrower and the Lead Borrower expressly waives the benefit of this provision at the time of such participation. Each Bank that sells a participation agrees, at the Lead Borrower’s request and expense, to use reasonable efforts to cooperate with the Lead Borrower to effectuate the provisions of Section 4.5 with respect to any Participant.
Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan

Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Assignments.
(i)    Generally. Subject to the limitations set forth in subsection (ii) below, any Bank may, at its option, assign to another Person all or a part of its Commitment, Advances and other rights and obligations under this Agreement; provided that each partial assignment of a Commitment or Advances shall be made as an assignment of a proportionate part of all the assigning Banks’ rights and obligations under this Agreement. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform), and the assignee, if it shall not be a Bank, shall deliver to the Agent any tax forms required by Section 5.5 and an Administrative Questionnaire. From and after the effective date of any such assignment, the assignee thereunder shall, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations so assigned to it, and the assigning Bank shall, to the extent that rights and obligations have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. Any Bank making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 concurrent with such assignment.
(ii)    Limitations. Notwithstanding paragraph (i):
(A)    Any assignment under paragraph (i) may be made only with the prior written consent of the Agent and the Lead Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof.
(B)    Unless the Agent and the Lead Borrower otherwise consent in writing, which consent shall not be unreasonably withheld,

conditioned or delayed, no assignment may be made to any Person that is not an Eligible Assignee.
(C)    Unless the Agent and the Lead Borrower otherwise consent in writing and except as provided herein, which consent shall not be unreasonably withheld, conditioned or delayed, the aggregate Credit Exposure assigned by any Bank shall not exceed 60% of its original Commitment hereunder, as such Commitment may have been reduced from time to time pursuant to Section 5.4.
(D)    Unless the Agent and the Lead Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, any assignment of a part of a Bank’s Commitment, Advances and other rights and obligations must be in a minimum amount of $25,000,000.
No consent of the Lead Borrower that would otherwise be required under this subsection (ii) shall be required during any period in which an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1 exists. No consent of the Agent or the Lead Borrower that would otherwise be required under this subsection (ii) shall be required in connection with an assignment by any Bank to any Affiliate of that Bank or to another Bank, that in each case is an Eligible Assignee; provided that such Bank shall have given prior written notice thereof to the Agent and the Lead Borrower.
(d)    Information. Subject to compliance with Section 11.18, each Borrower authorizes the Agent and each Bank to disclose to its Affiliates and any Participant or assignee and any prospective Participant or assignee any and all financial and other information in the possession of the Agent or that Bank concerning the Lead Borrower and its Affiliates.
(e)    Assignment as Security. Nothing herein shall prohibit any Bank from pledging or assigning a security interest in all or part of its rights under this Agreement and the other Loan Documents to secure obligations of such Bank to any Person, including, without limitation, to any Federal Reserve Bank, in accordance with applicable law; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(f)    Register.
(i)    The Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the

Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the transfer fee referred to in clause (c)(i) of this Section 11.5 and any written consent to such assignment required by clause (c)(ii) of this Section 11.5, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 5.1 or 10.2(a), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
11.6    New York Law.
This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether in law or equity) arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction.
11.7    Severability of Provisions.
If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.
11.8    Integration.
This Agreement and the other Loan Documents contain the entire understanding among the parties relating to the subject matter hereof and supersede all other oral or written agreements among the Borrowers, the Agent or any Bank relating to the subject matter hereof.
11.9    Indemnification by the Lead Borrower; Limitation of Liability.
(a)    The Lead Borrower hereby agrees to indemnify and hold harmless the Agent, each Arranger, the Syndication Agent, each Documentation Agent and each Bank, as well as their respective Affiliates and their and their respective Affiliates’ respective agents, employees, officers and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel) to which any Indemnified Party may become subject (including, without limitation, in connection with any investigation, litigation or proceeding (any of the foregoing, a “Proceeding”)), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Borrowings; provided, that (i) the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses (A) to the extent that such loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Persons, (B) to the extent resulting from any Proceeding that does not involve an act or omission of the Lead Borrower or any of its Affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against the Agent, in its capacity or in fulfilling its role as an administrative agent, or any Arranger, the Syndication Agent or any Documentation Agent, in its capacity or in fulfilling its roles as such, or (C) to the extent resulting from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder, as found by a final, non-appealable judgment by a court of competent jurisdiction and (ii) the Lead Borrower’s obligation to reimburse legal expenses pursuant to this Section 11.9(a) shall be limited to the fees, charges and disbursements of one counsel (and, if reasonably necessary, one local counsel in any relevant jurisdiction) to all Indemnified Parties and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all affected Indemnified Parties. Subject to clause (B) above, the Lead Borrower’s obligation to indemnify and hold harmless in the case of any Proceeding shall be effective whether or not such Proceeding is brought by the Lead Borrower, any of its Subsidiaries, any of their respective directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether based on contract, tort or any other theory.
(b)    The Lead Borrower will not, without the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Party or any injunctive relief or other non-monetary remedy. The Lead Borrower will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without the Lead Borrower’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity and hold harmless agreement will apply to any such settlement, compromise, consent or termination in the event that the Lead Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with the Lead Borrower’s prior written consent or if there is a final judgment in any such Proceeding, the Lead Borrower agrees to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.
(c)    Notwithstanding any other provision of this Agreement or any other Loan Document, none of the Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Bank or any of their respective Affiliates or any of their or their respective Affiliates’ respective agents, employees, officers and directors (collectively, the “Bank-Related Parties” and individually a “Bank-Related Party”) shall have any liability (whether in contract, tort or otherwise) to the Lead Borrower, any of its Affiliates or any of their respective security holders or creditors for any losses, claims, damages, liabilities or expenses in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction, except, in each case, to the extent such losses, claims, damages, liabilities or expenses of any Borrower resulted from the bad faith, gross negligence or willful misconduct of such Bank-Related Party or any of its Related Persons or from a material breach by such Bank-Related Party or any of its Related Persons of their obligations hereunder, in each case, as found by a final non-appealable judgment by a court of competent jurisdiction. In no event, however, shall any Bank-Related Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction. To the extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Bank-Related Party, on any theory of liability, for any losses, claims, damages, liabilities and expenses arising from the use by unintended recipients of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than for direct or actual damages primarily resulting from the bad faith, gross negligence or willful misconduct of such Bank-Related Party or any of its Related Persons or from a material breach by such Bank-Related Party or any of its Related Persons of their obligations hereunder, in each case, as found by a final non-appealable judgment by a court of competent jurisdiction.
(d)    No Borrower shall be liable to the Agent, the Banks or any other Bank-Related Party for any special, indirect, consequential or punitive damages in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction; provided that this sentence shall not limit any Borrower’s indemnification and hold harmless obligations as set forth in this Section 11.9 or elsewhere in any other Loan Document.

(e)    The obligations of each party under this Section 11.9 shall survive the termination of this Agreement, the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrowers under or in respect of this Agreement or any other Loan Document.
11.10    Customer Identification - USA Patriot Act Notice.
Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act. Each Borrower agrees to promptly provide, to the extent commercially reasonable, such information upon reasonable request.
11.11    Execution in Counterparts; Electronic Execution.
(a)    This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
(b)    Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, that, without limiting the foregoing, (A) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (1) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Banks and the Borrowers, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduce an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) agrees that the Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (4) waives any claim against any Bank-Related Party for any losses, claims, damages and liabilities arising solely from the Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages or liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.12    Waiver of Jury Trial.
THE BORROWERS, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE AND WHETHER IN LAW OR EQUITY) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13    Jurisdiction.
Each of the Borrowers, the Agent and the Banks hereby irrevocably and unconditionally (i) agrees that it will not commence any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts over any such suit, action or proceeding and agrees that all claims in respect of such actions or proceeding may be heard and determined in any such state or federal court, (iii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such state or federal court and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to it at its address referred to in Section 11.1. Each of the Borrowers, the Agent and the Banks agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.13 shall affect the right of any Borrower, the Agent or any Bank to serve legal process in any other manner permitted by law.
11.14    Substitution of Currency.
If a change in Euro occurs pursuant to any applicable law, rule or regulation of any Governmental Authority, this Agreement will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Lead Borrower) to be necessary to reflect the change in currency and to put the Banks and each Borrower in the same position, so far as possible, that they would have been in if no change in Euro had occurred.
11.15    No Fiduciary Relationship.
The Agent and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Lead Borrower and its Affiliates, and neither the Agent nor any Bank has any obligation to disclose any of such interest to the Lead Borrower or its Affiliates. Each Borrower acknowledges that the Banks have no fiduciary relationship with, or fiduciary duty to, such Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Bank and each Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties hereto.
11.16    Waiver of Prior Notice under Existing Credit Agreement.
Each of the Lead Borrower and the Banks that are parties to the Existing Credit Agreement, which Banks constitute the “Required Banks” under and as defined in the Existing Credit Agreement, hereby waives any requirement that notice of the termination of the commitments and notice of prepayment in full of the amounts owing thereunder be delivered in advance of such termination or prepayment.

11.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution

Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
11.18    Confidentiality.
Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional obligation of confidentiality), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.18, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to, or any insurance or reinsurance transaction relating to, the Lead Borrower, any of its Subsidiaries or their obligations, (g) subject to customary confidentiality undertaking for such Person, (i) any rating agency, or (ii) the CUSIP Service Bureau or any similar organization, (h) with the consent of the Lead Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.18 or (ii) becomes available to the Agent, any Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Lead Borrower or any of its Subsidiaries, which it has no reason, after due inquiry, to believe has any confidentiality or fiduciary obligation to the Lead Borrower or such Subsidiary with respect to such Information.
For purposes of this Section 11.18, “Information” means all information received from the Lead Borrower or any of its Subsidiaries relating to the Lead Borrower or any of its Affiliates or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Lead Borrower or any of its Subsidiaries and other than information pertaining to this Agreement customarily provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Lead Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding the foregoing, nothing in this Section 11.18 shall prohibit any Person from voluntarily disclosing or providing any Information to any Governmental Authority or self-regulatory authority to the extent that the prohibition on such disclosure otherwise set forth in this Section 11.18 shall be prohibited by the laws or regulations of, or applicable to, such Governmental Authority or self-regulatory authority.
11.19    Subsidiary Borrowers.
(a)    The Lead Borrower may cause any Subsidiary that is a Domestic Subsidiary to become a Borrower hereunder by (i) delivering to the Agent a Subsidiary Borrower Joinder Agreement executed by such Subsidiary and the Lead Borrower, (ii)

delivering an opinion of counsel to such Subsidiary addressed to the Agent and each Bank in form and substance reasonably satisfactory to the Agent, (iii) delivering a customary secretary’s (or equivalent) certificate in form and substance reasonably satisfactory to the Agent, (iv) delivering good standing certificates (or equivalent evidence) for such Subsidiary which the Agent reasonably may have requested and (v) furnishing to the Agent and the Banks all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and Beneficial Ownership Regulation.
(b)    If at any time a Subsidiary Borrower has no outstanding Advances made to it and no accrued but unpaid interest owed by it, the Lead Borrower may elect to deliver to the Agent an executed Subsidiary Borrower Termination with respect to such Subsidiary Borrower, whereupon such Subsidiary Borrower shall cease to be a “Subsidiary Borrower” hereunder.
(c)    Each Subsidiary Borrower hereby appoints the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Advances, designation of interest rates, delivery or receipt of Communications, receipt and payment of Advances and other obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent or any Bank. The Lead Borrower hereby accepts such appointment. The Agent and the Banks shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request and any Interest Election Request) delivered by the Lead Borrower on behalf of any Subsidiary Borrower. The Agent and the Banks may give any notice to or communication with a Subsidiary Borrower hereunder to the Lead Borrower on behalf of such Subsidiary Borrower. Each of the Agent and the Banks shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Subsidiary Borrower agrees that any notice (including any Borrowing Request and any Interest Election Request), election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it. Each Subsidiary Borrower further agrees that any amendment, modification or waiver to this Agreement or any other Loan Document may be effected as set forth in Section 11.4, that no consent of such Subsidiary Borrower shall be required to effect any such amendment, modification or waiver and that such Subsidiary Borrower shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended, modified or waived.
11.20    Guaranty.
(a)    In order to induce the Banks to extend credit hereunder, the Lead Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment and performance when and as due of the Obligations of each

Subsidiary Borrower (the “Guaranteed Obligations”). The Lead Borrower further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation.
(b)    The Lead Borrower waives presentment to, demand of payment from and protest to any Subsidiary Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Lead Borrower hereunder shall not be affected by (i) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against any Subsidiary Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any extension or renewal of any of the Guaranteed Obligations, (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations, (v) any decree or order, or any law or regulation of any jurisdiction or event affecting any term of a Guaranteed Obligation or (vi) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Lead Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Lead Borrower to subrogation or any other circumstance that might constitute a defense of any Subsidiary Borrower, other than the payment or satisfaction of a Guaranteed Obligation, and any defense arising from the foregoing is hereby waived.
(c)    The Lead Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Agent or any Bank to any balance of any deposit account or credit on the books of the Agent or any Bank in favor of any Subsidiary Borrower or any other Person.
(d)    The obligations of the Lead Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Guaranteed Obligations), and any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise (other than for the indefeasible payment in full of all the Guaranteed Obligations) is hereby waived.
(e)    The Lead Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any Bank upon the bankruptcy or reorganization of any Subsidiary Borrower or otherwise.
(f)    In furtherance of the foregoing, and not in limitation of any other right, the Agent or any Bank may have at law or in equity against the Lead Borrower by virtue hereof, upon the failure of any Subsidiary Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Lead Borrower hereby promises to and will, upon receipt of written demand by the Agent or any Bank, forthwith pay, or cause to be paid, to the Agent or Bank in cash an amount equal to the unpaid principal amount of such Guaranteed Obligation then due, together with accrued and unpaid interest thereon.
(g)    Upon payment by the Lead Borrower of any sums as provided above, all rights of the Lead Borrower against any Subsidiary Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations owed by such Subsidiary Borrower to the Agent and the Banks.
[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.
3M COMPANY
By:    /s/ Stephanie N. Jones
Name: Stephanie N. Jones
Title: Senior Vice President of Tax and Treasurer
(Signature Page to Credit Agreement of 3M Company)

JPMORGAN CHASE BANK, N.A., as Agent and Bank

By:    /s/ Eduardo Lopez Peiro
Name: Eduardo Lopez Peiro
Title: Vice President
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

CITIBANK, N.A., as a Bank

By:    /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Bank of America, N.A., as a Bank

By:    /s/ Eden Pham
Name: Eden Pham
Title: Associate
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Deutsche Bank AG New York Branch, as a Bank

By:    /s/ Marko Lukin
Name: Marko Lukin
Title: Director

By:    /s/ Alison Lugo
Name: Alison Lugo
Title: Vice President
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

BARCLAYS BANK PLC, as a Bank

By:    /s/ Timothy Uwemedimo
Name: Timothy Uwemedimo
Title: Authorized Signatory

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

BNP PARIBAS, as a Bank

By:    /s/ Claudia Zarate
Name: Claudia Zarate
Title: Managing Director

By:    /s/ Alan Vitulich
Name: Alan Vitulich
Title: Managing Director
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

GOLDMAN SACHS BANK USA, as a Bank

By:    /s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

MORGAN STANLEY BANK, N.A., as a Bank

By:    /s/ Michael King
Name: Michael King
Title: Authorized Signatory

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Bank

By:    /s/ Daniel K. Kinasz
Name: Daniel K. Kinasz
Title: Executive Director

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

BANCO SANTANDER, S.A., NEW YORK
BRANCH, as a Bank

By:    /s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:    /s/ Zara Kamal
Name: Zara Kamal
Title: Executive Director
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Bank of China, New York Branch, as a Bank

By:    /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Industrial and Commercial Bank of China Limited,
New York Branch, as a Bank

By:    /s/ Xuan Zhang
Name: Xuan Zhang
Title: Vice President

By:    /s/ Pinyen Shih
Name: Pinyen Shih
Title: Executive Director
(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

PNC Bank, National Association, as a Bank

By:    /s/ Kelly McQueen
Name: Kelly McQueen
Title: Senior Vice President

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

The Bank of New York Mellon, as a Bank

By:    /s/ Tak Cheng
Name: Tak Cheng
Title: Senior Vice President

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

U.S. Bank National Association, as a Bank

By:    /s/ Megan Groose
Name: Megan Groose
Title: Senior Vice President

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Agricultural Bank of China Limited, New York Branch, as a Bank

By:    /s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate
    Banking Department

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Royal Bank of Canada, as a Bank

By:    /s/ Greg Lagerquist
Name: Greg Lagerquist
Title: Senior Director, Corporate Client Group

(Signature Page to Credit Agreement of 3M Company)

BANK SIGNATURE PAGE TO
CREDIT AGREEMENT OF
3M COMPANY

Standard Chartered Bank, as a Bank

By:    /s/ Lalita Vadhri
Name: Lalita Vadhri
Title: Managing Director
(Signature Page to Credit Agreement of 3M Company)

SCHEDULE I
COMMITMENTS

Name of Bank	Commitment
JPMorgan Chase Bank, N.A.	$398,500,000
Citibank, N.A.	$398,500,000
Bank of America, N.A.	$398,500,000
Deutsche Bank AG New York Branch	$398,500,000
Barclays Bank PLC	$299,000,000
BNP Paribas	$299,000,000
Goldman Sachs Bank USA	$299,000,000
Morgan Stanley Bank, N.A.	$299,000,000
Wells Fargo Bank, National Association	$299,000,000
Banco Santander, S.A., New York Branch	$159,000,000
Bank of China, New York Branch	$159,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$159,000,000
PNC Bank, National Association	$159,000,000
The Bank of New York Mellon	$159,000,000
U.S. Bank National Association	$159,000,000
Agricultural Bank of China Limited, New York Branch	$69,000,000
Royal Bank of Canada	$69,000,000
Standard Chartered Bank	$69,000,000
Total:	$4,250,000,000

I-1